                              STOCK PURCHASE AGREEMENT

                                    dated as of

                                   June 28, 1999

                                      between

                                   GN NETTEST A/S

                             GN NETTEST (NEW YORK) INC.

                              GN GREAT BRITAIN LIMITED

                                        and

                                 IFR SYSTEMS, INC.

                         relating to the purchase and sale

                                         of

                             100% OF THE CAPITAL STOCK

                                         of

                                PK TECHNOLOGY, INC.

                                        and

                          100% OF THE ISSUED SHARE CAPITAL

                                         of

                               PK TECHNOLOGY LIMITED

                                  TABLE OF CONTENTS


                                                                      Page
                                                                      ----
                                   ARTICLE 1
                                  Definitions


Section 1.01.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .  2

                                   ARTICLE 2
                               Purchase and Sale

Section 2.01.  PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . .  8
Section 2.02.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .  9
Section 2.03.  CLOSING BALANCE SHEET . . . . . . . . . . . . . . . . . . 11
Section 2.04.  ADJUSTMENT OF PURCHASE PRICE. . . . . . . . . . . . . . . 13

                                   ARTICLE 3
                      Representations and Warranties of Seller

Section 3.01.  CORPORATE EXISTENCE AND POWER . . . . . . . . . . . . . . 14
Section 3.02.  CORPORATE AUTHORIZATION . . . . . . . . . . . . . . . . . 14
Section 3.03.  GOVERNMENTAL AUTHORIZATION. . . . . . . . . . . . . . . . 14
Section 3.04.  NONCONTRAVENTION. . . . . . . . . . . . . . . . . . . . . 15
Section 3.05.  CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . 15
Section 3.06.  OWNERSHIP OF SHARES . . . . . . . . . . . . . . . . . . . 15
Section 3.07.  SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . 16
Section 3.08.  FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . 16
Section 3.09.  ABSENCE OF CERTAIN CHANGES. . . . . . . . . . . . . . . . 16
Section 3.10.  NO UNDISCLOSED MATERIAL LIABILITIES . . . . . . . . . . . 17
Section 3.11.  INTERCOMPANY ACCOUNTS . . . . . . . . . . . . . . . . . . 18
Section 3.12.  MATERIAL CONTRACTS. . . . . . . . . . . . . . . . . . . . 18
Section 3.13.  LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . 20
Section 3.14.  COMPLIANCE WITH LAWS AND COURT ORDERS . . . . . . . . . . 20
Section 3.15.  PROPERTIES. . . . . . . . . . . . . . . . . . . . . . . . 20
Section 3.16.  INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . 21
Section 3.17.  INSURANCE COVERAGE. . . . . . . . . . . . . . . . . . . . 23
Section 3.18.  LICENSES AND PERMITS. . . . . . . . . . . . . . . . . . . 23
Section 3.19.  RECEIVABLES . . . . . . . . . . . . . . . . . . . . . . . 23
Section 3.20.  ORDERS AND BACKLOG. . . . . . . . . . . . . . . . . . . . 23
Section 3.21.  PRODUCT LIABILITY; PRODUCT WARRANTY . . . . . . . . . . . 24
Section 3.22.  FINDERS' FEES . . . . . . . . . . . . . . . . . . . . . . 25
Section 3.23.  EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . 25

Section 3.24.  LABOR MATTERS . . . . . . . . . . . . . . . . . . . . . . 25
Section 3.25.  EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . 26
Section 3.26.  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . 29
Section 3.27.  CUSTOMERS . . . . . . . . . . . . . . . . . . . . . . . . 31
Section 3.28.  SUFFICIENCY OF ASSETS . . . . . . . . . . . . . . . . . . 31

                                   ARTICLE 4
         Representations and Warranties of GN Nettest and Buyers

Section 4.01.  CORPORATE EXISTENCE AND POWER . . . . . . . . . . . . . . 31
Section 4.02.  CORPORATE AUTHORIZATION . . . . . . . . . . . . . . . . . 31
Section 4.03.  GOVERNMENTAL AUTHORIZATION. . . . . . . . . . . . . . . . 32
Section 4.04.  NONCONTRAVENTION. . . . . . . . . . . . . . . . . . . . . 32
Section 4.05.  FINANCING . . . . . . . . . . . . . . . . . . . . . . . . 32
Section 4.06.  PURCHASE FOR INVESTMENT . . . . . . . . . . . . . . . . . 32
Section 4.07.  LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . 32
Section 4.08.  FINDERS' FEES . . . . . . . . . . . . . . . . . . . . . . 32

                                   ARTICLE 5
                             Covenants of Seller

Section 5.01.  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . 33
Section 5.02.  REQUIRED CONSENTS . . . . . . . . . . . . . . . . . . . . 34
Section 5.03.  NOTICES OF CERTAIN EVENTS . . . . . . . . . . . . . . . . 34
Section 5.04.  NONCOMPETITION. . . . . . . . . . . . . . . . . . . . . . 34
Section 5.05.  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . 36
Section 5.06.  CONDUCT OF THE BUSINESS . . . . . . . . . . . . . . . . . 36

                                   ARTICLE 6
                      Covenants of GN Nettest and Buyers

Section 6.01.  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . 36
Section 6.02.  ACCESS. . . . . . . . . . . . . . . . . . . . . . . . . . 36
Section 6.03.  PERFORMANCE OF OBLIGATIONS OF BUYERS. . . . . . . . . . . 37
Section 6.04.  NOTICES OF CERTAIN EVENTS . . . . . . . . . . . . . . . . 37
Section 6.05.  NONCOMPETITION. . . . . . . . . . . . . . . . . . . . . . 37
Section 6.06.  IMPERMISSIBLE INTEGRATION . . . . . . . . . . . . . . . . 37

                                   ARTICLE 7
                   Covenants of GN Nettest, Buyers and Seller

Section 7.01.  CERTAIN FILINGS . . . . . . . . . . . . . . . . . . . . . 37
Section 7.02.  PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . 38
Section 7.03.  INTERCOMPANY ACCOUNTS . . . . . . . . . . . . . . . . . . 38

Section 7.04.  INCENTIVE PAYMENTS. . . . . . . . . . . . . . . . . . . . 38

                                   ARTICLE 8
                               U.S. Tax Matters

Section 8.01.  TAX DEFINITIONS . . . . . . . . . . . . . . . . . . . . . 39
Section 8.02.  TAX REPRESENTATIONS . . . . . . . . . . . . . . . . . . . 40
Section 8.03.  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . 43
Section 8.04.  TAX SHARING . . . . . . . . . . . . . . . . . . . . . . . 44
Section 8.05.  COOPERATION ON TAX MATTERS. . . . . . . . . . . . . . . . 44

                                   ARTICLE 9
                             UK Taxation Warranties

Section 9.01.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . 45
Section 9.02.  TAX REPRESENTATIONS . . . . . . . . . . . . . . . . . . . 45

                                   ARTICLE 10
                                Employee Benefits

Section 10.01.  401(k) PLAN. . . . . . . . . . . . . . . . . . . . . . . 52
Section 10.02.  NON-U.S. PLANS . . . . . . . . . . . . . . . . . . . . . 53
Section 10.03.  WARN OBLIGATIONS . . . . . . . . . . . . . . . . . . . . 53

                                   ARTICLE 11
                             Survival; Indemnification

Section 11.01.  SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . 53
Section 11.02.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . 54
Section 11.03.  GENERAL PROCEDURES FOR INDEMNIFICATION . . . . . . . . . 60
Section 11.04.  SPECIAL PROCEDURES FOR TAX INDEMNIFICATION CLAIMS. . . . 62
Section 11.05.  PURCHASE PRICE ADJUSTMENT AND INTEREST . . . . . . . . . 63
Section 11.06.  NO RIGHTS OF RESCISSION. . . . . . . . . . . . . . . . . 64

                                   ARTICLE 12
                                  Termination

Section 12.01.  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . 64

                                   ARTICLE 13
                                 Miscellaneous

Section 13.01.  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . 64
Section 13.02.  AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . . 65

Section 13.03.  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . 66
Section 13.04.  CURRENCIES . . . . . . . . . . . . . . . . . . . . . . . 66
Section 13.05.  SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . 66
Section 13.06.  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . 66
Section 13.07.  DISPUTE RESOLUTION . . . . . . . . . . . . . . . . . . . 66
Section 13.08.  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . 67
Section 13.09.  COUNTERPARTS; THIRD PARTY BENEFICIARIES. . . . . . . . . 67
Section 13.10.  ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . 67
Section 13.11.  CAPTIONS . . . . . . . . . . . . . . . . . . . . . . . . 67

EXHIBIT A.  TAX DEED

                               STOCK PURCHASE AGREEMENT


     AGREEMENT dated as of June 28, 1999 between GN NETTEST A/S, a Danish corporation ("GN NETTEST"), GN NETTEST (NEW YORK) INC., a New York corporation ("GN-US"), GN GREAT BRITAIN LIMITED, a UK company ("GN-UK" and, together with GN-US, the "BUYERS") and IFR SYSTEMS, INC., a Delaware corporation ("SELLER").


                            W  I  T  N  E  S  S  E  T  H :

     WHEREAS, Seller conducts a fiber optics test equipment business through its direct subsidiary PK Technology, Inc., an Oregon corporation ("PK-US"), and its indirect subsidiary PK Technology Limited, a UK company ("PK-UK" and, together with PK-US, the "COMPANIES" and each a "COMPANY");

     WHEREAS, Seller (or one or more of its direct or indirect subsidiaries) is the record or legal and beneficial owner of all of the outstanding shares of capital stock or issued shares of the Companies and desires to sell the shares of PK-US to GN-US and the shares of PK-UK to GN-UK, and GN-US and GN-UK desire to purchase the shares of PK-US and PK-UK, respectively, from Seller (or one or more of its direct or indirect subsidiaries), upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, Buyers and Seller desire that this Agreement, the Shares (as defined herein) and the Purchase Price (as defined herein) be placed in escrow until the HSR waiting period applicable to the sale of the Shares pursuant to this Agreement shall have expired or been terminated, as more fully described in the Escrow Agreement between Buyers, Seller and The First National Bank of Chicago, as escrow agent (the "ESCROW AGREEMENT").

     NOW THEREFORE for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                     ARTICLE 1

                                    Definitions

     Section 1.1. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; PROVIDED that neither Company nor any Subsidiary shall be considered an Affiliate of Seller.

     "BALANCE SHEET" means the unaudited consolidated balance sheet of the Companies and the Subsidiaries as of November 30, 1998.

     "BALANCE SHEET DATE" means November 30, 1998.

     "BUSINESS" means the fiber optic test equipment business conducted worldwide by the Companies and the Subsidiaries as it exists on the Closing Date.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or one on which banks are required by law to close in New York, New York, Wichita, Kansas or in Copenhagen, Denmark.

     "BUYERS INDEMNITEE" means GN Nettest, each Buyer, any of their respective Affiliates and, effective upon the Closing, without duplication, the Companies and the Subsidiaries.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

     "CLOSING DATE" means the date of the Closing.

     "ENVIRONMENTAL LAWS" means any federal, state, local or United Kingdom (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment, the work place or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "ENVIRONMENTAL PERMITS" means all permits, consents, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Companies or any Subsidiary as currently conducted or as conducted in the past.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

     "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "ESCROW AGENT" means The First National Bank of Chicago.

     "GAAP" means generally accepted accounting principles in the United States with respect to PK-US and in the United Kingdom with respect to the UK Companies.

     "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

     "HCE" means a highly compensated employee (i) in the case of an employee of PK-US, earning $75,000 per annum or more or (ii) in the case of an employee of either of the UK Companies, earning L30,000 per annum or more or the UK pound equivalent on exchange.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission promulgated thereunder.

     "INDEBTEDNESS" of any Person means (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all obligations of such Person under interest rate swap agreements, hedge agreements or similar agreements, (iv) all Indebtedness of others referred to in clauses (i) through (iii) above guaranteed directly or indirectly by such Person, and (v) all Indebtedness referred to in clauses (i) through (iii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; PROVIDED that letters of credit, accounts payable, and similar unsecured current liabilities are not Indebtedness.

     "INTELLECTUAL PROPERTY RIGHT" and "INTELLECTUAL PROPERTY RIGHTS" shall mean (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations), all improvements to the inventions disclosed in each such registration, patent or application registered or applied for in the United States and all other nations throughout the world, and all rights therein provided by bilateral or international treaties or conventions, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, in any product category, including, without limitation, all marks registered or applied for in the United States and all other nations throughout the world, and all rights therein provided by bilateral or international treaties or conventions, (iv) copyrights (registered or common law) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including, but not limited to, all renewals, extensions, reversions or restorations of copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, and all rights therein provided by bilateral or international treaties or conventions, (v) computer software, including, without limitation, source code, object code, firmware, operating systems and specifications, data, data bases, files, and documentation and other materials related thereto, (vi) trade secrets and confidential, technical and business information (including inventions, whether patentable or unpatentable and whether or not reduced to practice), (vii) whether or not confidential, technology (including know-how), manufacturing and production processes and techniques, research and development information, formulae, formulations, recipes, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(viii) copies and tangible embodiments of all of the foregoing, in whatever form or medium, (ix) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (x) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement of any of the foregoing.

     "ISRA" means the New Jersey Industrial Site Recovery Act, as amended, and any rules or regulations promulgated thereunder.

     "KNOWLEDGE" - an individual will be deemed to have "knowledge" of a particular fact or other matter if:

               (a) such individual is actually aware of such fact or other matter; or

               (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of performing his normal duties or upon reasonable investigation of the existence of such fact or other matter.

     A person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if an individual identified to have knowledge for such person has, or at any time had, knowledge of such fact or other matter. For purposes of this Agreement, "Seller's knowledge," "knowledge of Seller" or words of similar import or meaning is limited as to the knowledge of Jeff Bloomer, Iain Robertson, David Blaskowsky, David Coates, Garland Shinn, Casey Shaar, Josh Kramer, Warren Hill, Francis Sladen and Bob Peavey.

     "LICENSED INTELLECTUAL PROPERTY RIGHTS" shall mean all patents, trademarks, trade names, service marks, copyrights, or computer software owned by a third Person and licensed or sublicensed for use by either Company or the Subsidiary if more than $20,000 has been paid or invested to obtain said rights.

     "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, easement, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise), business, assets, or results of operations of the Companies and the Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, for purposes of this Agreement, a claim against either Company or any Subsidiary or a liability of either Company or any Subsidiary (singly or in the aggregate with other claims or liabilities) for $2,500,000 or more, which claim or liability has a reasonable likelihood of success on the merits or reasonable probability of fruition, will be deemed to be materially adverse to the Companies and the Subsidiaries, taken as a whole.

     "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "OWNED INTELLECTUAL PROPERTY RIGHT" and "OWNED INTELLECTUAL PROPERTY RIGHTS" shall mean (i) US and foreign patents and applications filed by either of the Company or by the Subsidiary, (ii) trademarks, trade names and service marks as to which US or foreign applications have been filed by either of the Companies or by the Subsidiary, (iii) copyrights as to which US registrations or foreign copyright applications have been filed by either of the Companies or by the Subsidiary, and (iv) computer software owned by either of the Companies or by the Subsidiary for which more than $20,000 has been paid by either of the Companies or by the Subsidiary to a third-Person vendor.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "SHARES" means 1,000 shares of common stock, no par value per share, of PK-US (the "US SHARES"), and 875,000 ordinary shares, nominal value L1 per share, of PK-UK (the "UK SHARES").

     "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by one of the Companies.

     "TAX DEED" means the Tax Deed in the form attached hereto as Exhibit A.

     "TITLE IV PLAN" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan as defined in Section 414(f) of the Code.

     "UK COMPANIES" means PK-UK and its Subsidiaries.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

             TERM                                             SECTION
             ----                                             -------
             Accounting Referee                                  8.01
             Allocation Statement                             8.03(a)
             Base Stockholder's Equity                           2.04
             Buyer DC Plan                                   10.01(b)
             Buyers                                       Preamble
             Claim Notice                                       11.03
             Closing                                             2.02
             Closing Balance Sheet                               2.03
             Closing Stockholder's Equity                        2.03
             Code                                                8.01
             Companies                                    Recitals
             Company                                          3.26(e)
             Company Products                                 3.21(a)
             Company Products and Services                       3.27
             Company Securities                               3.05(b)
             Damages                                         11.02(a)
             Employee Plans                                   3.25(a)
             Escrow Agreement                             Recitals

             TERM                                             SECTION
             ----                                             -------
             Federal Tax                                         8.01
             Final Determination                                11.05
             Final Stockholder's Equity                          2.04
             GN Nettest                                   Preamble
             GN-UK                                        Preamble
             GN-US                                        Preamble
             ICTA                                             3.25(i)
             Indemnified Party                                  11.03
             Indemnifying Party                                 11.03
             International Plan                               3.25(i)
             Loss                                            11.02(b)
             Modified Aggregate Deemed Sales Price            8.03(a)
             Nexus Position                                  11.02(k)
             Other Combined Tax                                  8.01
             Permits                                             3.18
             Permitted Liens                                 3.15(iv)
             PK-UK                                        Recitals
             PK-US                                        Recitals
             PWC                                              2.03(c)
             Pre-Closing Tax Period                              8.01
             Prime Rate                                       2.04(b)
             Purchase Price                                      2.01
             Restricted Activities                         5.04(a)(i)
             Returns                                          8.02(a)
             Scheme                                           3.25(j)
             Section 338 Tax                                     8.01
             Section 338(h)(10) Election                      8.03(a)
             Seller                                       Preamble
             Seller Group                                        8.01
             Seller's DC Plans                               10.01(a)
             Subsidiary                                       3.26(e)
             Subsidiary Securities                            3.07(b)
             Tax                                                 8.01
             Tax Asset                                           8.01
             Tax Benefit                                     11.02(n)
             Tax Decision                                     8.03(b)
             Tax Sharing Agreements                              8.01
             Tax Statement                                   11.02(k)
             Taxes Act 1988                                      9.01
             Taxing Authority                                    8.01
             TCGA 1992                                           9.01
             UK Noncompete Consideration                      5.04(c)

             TERM                                             SECTION
             ----                                             -------

             US Employee                                     10.01(b)
             US Noncompete Consideration                      5.04(c)
             VATA 1994                                           9.01
             VCR Compliance Statement                         3.25(c)
             WARN                                               10.03
             Warranties                                         11.01
             YSL                                                 3.07



                                     ARTICLE 2

                                 Purchase and Sale

     Section 2.1. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyers, and, in reliance upon (inter alia) the representations, warranties and undertakings set out in this agreement, GN Nettest agrees to cause GN-US to purchase the US Shares and GN-UK to purchase the UK Shares from Seller at the Closing.
The purchase price for the Shares (the "PURCHASE PRICE") is $43,000,000 in cash. The Purchase Price shall be paid as provided in Section 2.02 and shall be subject to adjustment as provided in Section 2.04.

     Section 2.2. CLOSING. The closing (the "CLOSING") of the purchase and sale of the Shares hereunder is taking place at the offices of Davis Wright Tremaine LLP, 1300 S.W. 5th Ave., Suite 2300, Portland, OR 97201. At the Closing (or at the time specified below):

     (a) The applicable Buyer is delivering to Seller on completion of all the matters set out in clause 2.02(b) below:

          (i) in respect of the US Shares, $30,975,000 in immediately available funds by wire transfer from an account of GN-US to an account of the Escrow Agent on June 29, 1999;

          (ii) in respect of the UK Shares, $10,025,000 in immediately available funds by wire transfer from an account of GN-UK to an account of the Escrow Agent on June 29, 1999;

          (iii) the US Noncompete Consideration in immediately available funds by the same method of payment as made under clause 2.02(a)(i) above;

          (iv) the UK Noncompete Consideration in immediately available funds by the same method of payment as made under clause 2.02(a)(ii) above;

          (v) an opinion of Davis Polk & Wardwell, counsel to Buyers, dated the Closing Date to the effect specified in Sections 4.01, 4.02, 4.03 and 4.04; PROVIDED that in rendering such opinion, such counsel may rely as to matters of Danish or UK law upon the opinions of Danish and UK counsel, respectively, and;

          (vi) a signed Form 8023 which has been signed by Seller; PROVIDED that such Form 8023 will not be filed with the Internal Revenue Service until Section 8.03(a) has been complied with.

     (b)  Seller is delivering:

          (i) to the Escrow Agent for release to GN-US upon satisfaction of the conditions set forth in the Escrow Agreement, certificates for all the US Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

          (ii) to the Escrow Agent for release upon satisfaction of the conditions set forth in the Escrow Agreement duly executed transfers in favor of GN-UK or its nominee(s) of all the UK Shares and the share certificate(s) representing the UK Shares;

          (iii) evidence satisfactory to Buyers that all outstanding Indebtedness (and any related fees, expenses or other amounts) of either Company or any Subsidiary has been repaid in full, released, or, as to the intercompany accounts, capitalized, prior to or concurrently with the Closing;

          (iv) a certificate signed by the Chief Financial Officer of Seller to the effect that the representations and warranties of Seller contained in this Agreement, disregarding all qualifications relating to materiality or Material Adverse Effects, are true with only such exceptions or qualifications as would not result in a Material Adverse Effect;

          (v) an opinion of Foulston & Siefkin L.L.P., counsel to Seller, dated the Closing Date to the effect specified in Sections 3.01 (but only with respect to Seller), 3.02, 3.03 and 3.04 (but only with respect to clauses (i) and (ii) thereof);

          (vi) in respect of any operations conducted in, and in respect of each facility or real property owned, leased or operated by any Company or Subsidiary which is located in the State of New Jersey, evidence of full compliance by the Company with the requirements of ISRA. Such evidence shall be in a form satisfactory to Buyers in their sole discretion and shall not impose upon Buyers, the Companies or any Subsidiary any obligations or liabilities to which Buyers shall not have consented in writing prior to the Closing Date;

          (vii) a certification for PK-US signed by the appropriate officer of PK-US to the effect that PK-US is not nor has it been within five years of the date hereof a "United States real property holding corporation" as defined in Section 897 of the Code;

          (viii) a signed Form 8023 which has been signed by Buyers; PROVIDED that such Form 8023 will not be filed with the Internal Revenue Service until Section 8.03(a) has been complied with; and

          (ix) resignation letters of all members of the boards of directors of any Company or Subsidiary who will remain employees of Seller or its Affiliates after the Closing.

     (ci Buyers, Seller and the Escrow Agent are entering into the Escrow Agreement and GN-UK, Seller and PK-UK are entering into the Tax Deed.

     Section 2.3. CLOSING BALANCE SHEET. (ai As promptly as practicable, but no later than 60 days, after the Closing Date, Buyers will cause to be prepared and delivered to Seller the Closing Balance Sheet, together with an unqualified report of KPMG LLP thereon, and a certificate based on such Closing Balance Sheet setting forth Buyers' calculation of Closing Stockholder's Equity. The Closing Balance Sheet (the "CLOSING BALANCE SHEET") shall (x) fairly present the consolidated financial position of the Companies and the Subsidiaries as at the close of business on June 30, 1999 in accordance with GAAP, (y) include line items substantially consistent with those in the Balance Sheet and (z) include a restructuring charge of $991,000 less the portion thereof expensed between April 1, 1999 and June 30, 1999. "CLOSING STOCKHOLDER'S EQUITY" means the consolidated stockholder's equity of the Companies and the Subsidiaries as shown on the Closing Balance Sheet, with the following adjustments: (i) less all assets that in accordance with GAAP would be classified as intangible assets, including, without limitation, goodwill, patents, trademarks, deferred expenses and unamortized debt discount, (ii) plus $820,000, and (iii) excluding (A) the effect (including the Tax effect) of the Section 338(h)(10) Election and any act, event or transaction occurring after June 30, 1999 and not in the ordinary course of business of the Companies or any Subsidiary, (B) any provision for assets or liabilities attributable to UK corporate taxes, Federal Taxes or Other Combined Taxes, (C) any provision for contingent Tax liabilities, (D) any provision for deferred income taxes reflecting either differences between the treatment of items or amounts for accounting and income tax purposes or carryforwards and (E) 50% of any currency translation adjustment. For purposes of illustration only, Schedule 2.03(a)(i) demonstrates the manner in which Closing Stockholder's Equity would have been calculated if the effective date of the Closing Balance Sheet had been April 30, 1999.

     In making such examination, KPMG shall solely review the numbers reflected on the Closing Balance Sheet to arrive at the Closing Balance Sheet. It shall make no adjustment to the Closing Balance Sheet of the Companies based on a difference of opinion with Seller or the Companies regarding the collectibility of bad debts, the condition or useful life of any asset, the collectibility of any accounts receivable, the age or obsolescence of inventory, or any accounting method or accounting convention used by Seller to prepare the Balance Sheet, a few of which accounting methods and conventions are listed on Schedule 2.03(a)(ii). Notwithstanding the previous two sentences, KPMG and Buyers shall be entitled to adjust any of the foregoing items if (i) Seller's accounting practices and procedures used to prepare the Balance Sheet have not been correctly or consistently applied with respect to any particular item or (ii) the KPMG audit identifies an error or omission with respect to any particular item (e.g., a particular asset cannot be identified or located). Any positive or negative adjustments that the Buyer or Seller determines need to be made hereunder shall only be determined on a consolidated basis net of any positive or negative adjustments, and shall be determined on a balance sheet line item basis (using the Seller's method of reporting) with all inventory in the aggregate consisting of a single line item.

     (bi If Seller disagrees with Buyers' calculation of Closing Stockholder's Equity delivered pursuant to Section 2.03(a), Seller may, within 20 days after delivery of the documents referred to in Section 2.03(a), deliver a notice to Buyers disagreeing with such calculation and setting forth Seller's calculation of such amount. Any such notice of disagreement shall specify in detail those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Stockholder's Equity delivered pursuant to Section 2.03(a).

     (ci If a notice of disagreement is duly delivered pursuant to Section 2.03(b), Buyers and Seller shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Stockholder's Equity, which amount shall not be less than the amount thereof shown in Buyers' calculations delivered pursuant to Section 2.03(a) nor more than the amount thereof shown in Seller's calculation delivered pursuant to Section 2.03(b). If, during such period, Buyers and Seller are unable to reach such agreement, they shall promptly thereafter cause PricewaterhouseCoopers ("PWC") promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Stockholder's Equity. In making such calculation, PWC shall consider only those items or amounts in the Closing Balance Sheet or Buyers' calculation of Closing Stockholder's Equity as to which Seller has disagreed. PWC shall deliver to Buyers and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyers and Seller. The cost of such review and report shall be borne (i) by Buyers if the difference between Final Stockholder's Equity and Buyers' calculation of Closing Stockholder's Equity delivered pursuant to Section 2.03(a) is greater than the difference between Final Stockholder's Equity and Seller's calculation of Closing Stockholder's Equity delivered pursuant to Section 2.03(b), (ii) by Seller if the first such difference is less than the second such difference and
(iii) otherwise equally by Buyers and Seller.

     (di Buyers and Seller agree that they will, and agree to cause their respective independent accountants and the Companies and each Subsidiary to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Stockholder's Equity and in the conduct of the audits and reviews referred to in this Section 2.03, including without limitation, the making available to the extent necessary of books, records and personnel. If the Closing Balance Sheet prepared by Buyers indicates that an adjustment to the Purchase Price in favor of Buyers would be required, Buyers will supply Seller with appropriately detailed documentation relating to the Closing Balance Sheet.

     Section 2.4. ADJUSTMENT OF PURCHASE PRICE. (ai If Base Stockholder's Equity exceeds Final Stockholder's Equity by at least $100,000, Seller shall pay to Buyers, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.04(b), the amount of such excess above Final Stockholder's Equity. If Final Stockholder's Equity exceeds Base Stockholder's Equity by at least $100,000, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.04(b), the amount of such excess above Final Stockholder's Equity. "BASE STOCKHOLDER'S EQUITY" means $17,756,000. "FINAL STOCKHOLDER'S EQUITY" means the Closing Stockholder's Equity (i) as shown in Buyer's calculation delivered pursuant to Section 2.03(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(b); or (iiA if such a notice of disagreement is delivered, (A) as agreed by Buyers and Seller pursuant to Section 2.03(c) or
(B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 2.03(c); PROVIDED that in no event shall Final Stockholder's Equity be less than Buyers' calculation of Closing Stockholder's Equity delivered pursuant to Section 2.03(a) or more than Seller's calculation of Closing Stockholder's Equity delivered pursuant to Section 2.03(b).

     (bi Any payment pursuant to Section 2.04(a) shall be made at a mutually convenient time and place within 10 days after the Final Stockholder's Equity has been determined by delivery by Buyers or Seller, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this
Section 2.04 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in the WALL STREET JOURNAL, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment (the "PRIME RATE"). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed

     (ci Any amount paid by Buyers or Seller as an adjustment to the Purchase Price shall be allocated as an adjustment to the purchase price of the US Shares equal to the change (if any) in stockholder's equity of PK-US from the Balance Sheet to the Closing Balance Sheet and as an adjustment to the purchase price of the UK Shares equal to the change (if any) in stockholder's equity of the UK Companies from the Balance Sheet to the Closing Balance Sheet.



                                     ARTICLE 3

                      Representations and Warranties of Seller

     Seller represents and warrants to Buyers as of the Closing Date that:

     Section 3.1. CORPORATE EXISTENCE AND POWER. Each of Seller and each Company is a corporation duly incorporated and validly existing and each of Seller and PK-US are in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of the Companies is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect. Seller has heretofore delivered to Buyers true and complete copies of the certificate of incorporation, bylaws or other organizational documents of Seller and the Companies as currently in effect.

     Section 3.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by Seller of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes, and when executed and delivered in accordance with its terms by all parties thereto the Escrow Agreement and Tax Deed will each constitute, a valid and binding agreement of Seller.

     Section 3.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Seller of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the HSR Act and approval of the German Cartel Office; and (ii) compliance with any applicable requirements of the 1934 Act.

     Section 3.4. NONCONTRAVENTION. The execution, delivery and performance by Seller of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation, bylaws or other organizational documents of Seller or the Companies or any Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree,
(iii) except as disclosed in Schedule 3.04, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, any Company or any Subsidiary or to a loss of any benefit to which Seller, any Company or any Subsidiary is entitled under any provision of any agreement or other instrument binding upon Seller or the Companies or any Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of the Companies or any Subsidiaries and which, with respect to (ii),
(iii), or (iv) would not reasonably be expected to have a Material Adverse
Effect.

     Section 3.5. CAPITALIZATION. (ai The authorized capital stock of the Companies consists of 1,000 shares of common stock, no par value per share of PK-US and 875,000 ordinary shares, nominal value L1 per share, of PK-UK.

     (bi All outstanding shares of capital stock or shares of any Company have been duly authorized and validly issued and are fully paid and, in respect of the US Shares, non-assessable. There are no outstanding (i) shares of capital stock, shares or voting securities of any Company other than the Shares, (ii) securities of any Company convertible into or exchangeable for shares of capital stock, shares or voting securities of any Company or (iii) options or other rights to acquire from any Company, or other obligation of any Company to issue, any capital stock, shares, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Company (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of any Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     Section 3.6. OWNERSHIP OF SHARES. Seller (or one of its direct or indirect, wholly owned subsidiaries) is the record or legal and beneficial owner of the Shares, free and clear of any Lien which is not being released at the Closing and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and will transfer and deliver to Buyers at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction.

     Section 3.7. SUBSIDIARIES. (ai PK-US has no Subsidiaries, and York Sensors Limited ("YSL") is the only Subsidiary of PK-UK. YSL is a duly organized company and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     (bi Except as disclosed in Schedule 3.07, all of the outstanding capital stock, shares or other voting securities of YSL is owned by PK-UK, directly or indirectly, free and clear of any Lien which is not being released at the Closing and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, shares or other voting securities). There are no outstanding (i) securities of any Company or any Subsidiary convertible into or exchangeable for shares of capital stock, shares or voting securities of any Subsidiary or (ii) options or other rights to acquire from any Company or any Subsidiary, or other obligation of any Company or any Subsidiary to issue, any capital stock, shares, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary (the items in clauses 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of any Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.


     Section 3.8. FINANCIAL STATEMENTS. Except as set forth in Schedule 3.08, the consolidated balance sheets of the Companies and YSL as of March 31, 1999 and June 30, 1998 and the Companies as of June 30, 1997 and the related consolidated statements of income and cash flows for the nine months ended March 31, 1999 and each of the years ended June 30, 1998 and 1997 of the Companies and, except for June 30, 1997, of YSL, fairly present, in conformity with GAAP (except for the absence of notes thereto which would be required by GAAP) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Companies and the Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     Section 3.9.  ABSENCE OF CERTAIN CHANGES.  Except as disclosed in
Schedule 3.09, since March 31, 1999, the Business has been conducted in the ordinary course consistent with past practices and there has not been:

          (ai any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

          (bi except as contemplated by this Agreement with respect to cash distributions and capitalization of intercompany accounts at Closing, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or shares of any Company, or any repurchase, redemption or other acquisition by any Company or any Subsidiary of any outstanding shares of capital stock, shares or other securities of any Company or any Subsidiary;

          (ci any incurrence, assumption or guarantee by any Company or any Subsidiary of any Indebtedness;

          (di any creation or other incurrence by any Company or any Subsidiary of any Lien on any asset other than in the ordinary course of business consistent with past practices;

          (ei any making of any loan, advance or capital contribution to or investment in any Person by the Companies or YSL other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries or intercompany commercial transactions made in the ordinary course of business consistent with past practices;

          (fi any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of any Company or any Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect;

          (gi any change in any method of accounting or accounting practice by the Companies or any Subsidiary except for any such change required by reason of a concurrent change in GAAP;

          (hi any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment other than as contemplated by the OTM Division FY2000 capital budget.

     Section 3.10. NO UNDISCLOSED MATERIAL LIABILITIES. As of the Closing Date, neither of the Companies nor any Subsidiary has any Indebtedness, and there are no other liabilities of the Companies or the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

          (ai liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

          (bi liabilities, including without limitation any acceptances, letters of credit or similar facilities, disclosed on Schedule 3.10 or the other schedules hereto;

          (ci other current liabilities incurred in the ordinary course of business since the Balance Sheet Date; and

          (di other undisclosed liabilities which, would not reasonably be expected to have a Material Adverse Effect after taking into account any insurance available to satisfy any such claims.

     Subject to Section 3.21 but notwithstanding any other provisions of
Article 3, Seller makes no representations regarding whether its computer systems, products or services shall be able accurately to process (including, without limitation, calculate, compare and sequence) date and time data from, into, and between the years 1999 and 2000 and any other years in the 20th and 21st centuries and to recognize the year 2000 as a leap year.

     Section 3.11. INTERCOMPANY ACCOUNTS. All intercompany balances between Seller and its Affiliates, on the one hand, and the Companies and the Subsidiaries, on the other hand have been settled or capitalized at or prior to the Closing.

     Section 3.12.  MATERIAL CONTRACTS.  (ai  Except as disclosed in Schedule
3.12 and Schedule 3.20, neither Company nor any Subsidiary is a party to or bound by:

          (iA       any lease (whether of real or personal property) providing for annual rentals of $50,000 or more;

          (iiA      any agreement for the purchase of materials, supplies,
     goods, services, equipment or other assets providing for either (A) annual payments by a Company or Subsidiary of $200,000 or more or (B) aggregate payments by a Company or a Subsidiary of $500,000 or more;

          (iiiA     any sales, distribution or other similar agreement providing for the sale by a Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to a Company or a Subsidiary of $200,000 or more or (B) aggregate payments to a Company or a Subsidiary of $500,000 or more;

          (ivA      any partnership, joint venture or other similar agreement or arrangement;

          (vA       any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (viA      any agreement relating to Indebtedness which will survive
     the Closing;

          (viiA     any option, license, franchise or similar agreement that
     involves annual payments of $200,000 or more;

          (viiiA    any agency, dealer, sales representative, marketing or other similar agreement that involves annual payments of $200,000 or more;

          (ixA      any agreement that limits the freedom of any Company or any
     Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of any Company or any Subsidiary after the Closing Date;

          (xA       any agreement which will not terminate at Closing (but
     excluding agreements wholly by and between the Companies and Subsidiaries) with (A) Seller or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities or shares of Seller or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities or shares are directly or indirectly owned, controlled or held with power to vote by Seller or any of its Affiliates or (D) any director or officer of Seller or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

          (xiA      any agreement with any director or officer of any Company or any Subsidiary or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

          (xiiA     any transaction, commitment, contact or agreement
     relinquishing any contract or right material to the Companies and the Subsidiaries; or

          (xiiiA    any other agreement, commitment, arrangement or plan not
     made in the ordinary course of business that is material to the Companies and the Subsidiaries, taken as a whole.

     (bi Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement is a valid and binding agreement of the one of the Companies or a Subsidiary, as the case may be, which is a party thereto and is in full force and effect, and neither Company, nor any Subsidiary nor, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.
To Seller's knowledge, true and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Buyers.

     Section 3.13. LITIGATION. Except as set forth on Schedule 3.03, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Seller, threatened against or affecting, Seller, any Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     Section 3.14. COMPLIANCE WITH LAWS AND COURT ORDERS. Neither Company nor any Subsidiary is in violation of, and has not since January 1, 1998 violated, and to the knowledge of Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that would not reasonably be expected to have a Material Adverse Effect.

     Section 3.15.  PROPERTIES.   Except as set forth in Schedule 3.15, PK-US
has good and marketable, indefeasible, fee simple title to, or the UK Companies have legal and beneficial ownership of, and are in exclusive possession and occupation of, and have good and marketable title to, or in the case of leased property and assets a Company or Subsidiary has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices.
 None of such property or assets is subject to any Lien which is not being released at Closing, except:

          (i)       Liens disclosed on the Balance Sheet;

          (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet);

          (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; or

          (iv) vendor liens, including without limitation reservation of title liens, arising in the ordinary course of business of PK-UK (clauses
     (i)-(iv) of this Section 3.15 are, collectively, the "PERMITTED LIENS").

     Section 3.16. INTELLECTUAL PROPERTY. (ai (i) Schedule 3.16(a)(i) contains a true, complete and correct list of each of the Owned Intellectual Property Rights, specifying as to each, as applicable: the nature of such Intellectual Property Right; the registered owner of such Intellectual Property Right; the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; the registration or application number(s); and the filing date and issuance date.

          (ii) Schedule 3.16(a)(ii) contains a true, complete and correct list of all licenses involving Licensed Intellectual Property Rights.

     (b) (i) Except as otherwise described in Schedule 3.16(b)(i), in each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application listed in Schedule 3.16(a)(i) is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. Except as set forth in
Schedule 3.16(a)(i), otherwise disclosed in any other schedule, or noted on any financial statements described in Section 3.08, all of the Owned Intellectual Property Rights are exclusively owned by either Company or a Subsidiary free and clear of any Lien.

          (ii) Except as set forth in Schedule 3.16(b)(ii), otherwise disclosed in any other schedule or noted on any financial statements described in Section 3.08, no proceedings have been made or asserted or are pending, nor, to the knowledge of the Seller, has any such proceeding been threatened, against either Company or any Subsidiary (x) based upon or challenging or seeking to deny or restrict the used by the Companies or any Subsidiary of any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, (y) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or that any services provided by, processes, trade secrets or know-how used by, or products manufactured or sold by the Companies or any Subsidiary conflict with, misappropriate or infringe upon any Intellectual Property Right or other proprietary right of any third Person or (z) alleging that the rights of the Companies or any Subsidiary in or to the Owned Intellectual Property Rights or the Licensed Intellectual Property

     Rights, trade secrets or know-how conflict with, misappropriate, or infringe upon any Intellectual Property Right or other proprietary right of any third Person.

     (c) To the knowledge of Seller, no Person is engaging in any activity or using any Intellectual Property Right that materially infringes upon the Owned Intellectual Property Rights, the Licensed Intellectual Property Rights, or upon the rights of either Company or any Subsidiary therein to the extent enforceable. To the knowledge of the Seller, there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property Rights of either Company of any Subsidiary by any Person.

     (d) With respect to pending applications and applications for registration of the Owned Intellectual Property Rights that are material to the business or operation of the Companies or any Subsidiary, the Companies and the Subsidiaries are not aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration. None of the Owned Intellectual Property Rights material to the operation of the business of the Companies and the Subsidiaries has been adjudged invalid or unenforceable in whole or part, and to the knowledge of the Seller and except as noted with respect to the lapsed rights noted on Schedule 3.16(a)(i), (x) all Owned Intellectual Property Rights currently used in the Business are valid and enforceable and (y) all renewal fees and steps relating to the maintenance and protection of such rights due to date have been paid for and taken; provided that solely for purposes of the foregoing clause (x), "Seller's knowledge" shall be limited to the actual knowledge of Iain Robertson and David Blaskowsky, it being understood that such persons have not conducted an investigation or reviewed their files or records for the special purpose of this representation.

     Section 3.17. INSURANCE COVERAGE. Seller has furnished to Buyers true and complete copies of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Companies and the Subsidiaries currently in force. Attached hereto as
Schedule 3.17 is a complete list of each such insurance policy and fidelity bond. There is no claim by any Companies or Subsidiary pending under any of such policies or bonds as to which to Seller's knowledge coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Companies and the Subsidiaries have otherwise complied fully with the material terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect or renewed since April 30, 1999 and remain in full force and effect. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

     Section 3.18. LICENSES AND PERMITS. Schedule 3.18 correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Companies and the Subsidiaries (the "PERMITS") together with the name of the government agency or entity issuing such Permit. Except as set forth on the Schedule 3.18, (i) the Permits are valid and in full force and effect, (ii) neither Company nor any Subsidiary is in default under, and to Seller's knowledge no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     Section 3.19. RECEIVABLES. Excluding intercompany accounts, all accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Companies and its Subsidiaries as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. For purposes of this
Section 3.19, the financial condition or financial ability to pay of any obligor of any account or note receivable is limited to Seller's knowledge.

     Section 3.20. ORDERS AND BACKLOG. (a) Schedule 3.20 sets forth information, accurate and complete in all material respects, relating to the Companies' and the Subsidiary's currently outstanding customer orders and backlog with respect to product sales, including product description, customer identity, quantity ordered, delivery date, and price and payment information (including progress payment terms) as of May 31, 1999.

     (b) Except as set forth on Schedule 3.20, Seller is not aware of any circumstance that is reasonably likely to result in any customer (x) being incapable of performing under any order included in such backlog or (y) delaying payment for or delaying taking delivery under any such order in accordance with its terms, in either case, in any material respect.

     Section 3.21. PRODUCT LIABILITY; PRODUCT WARRANTY. (a) Except for normal and routine product defect claims for workmanship or repair with respect to products sold to government agencies (which are described in Section 3.21(c)), and except as set forth in Schedule 3.21(a), there are no claims, actions, suits, inquiries or proceedings by or before any court or governmental or other regulatory or administrative authority, agency or commission asserted, pending or, to the knowledge of Seller, threatened against, or to the knowledge of Seller any investigations, involving Seller (to the extent related to the business of the Companies), or any Company or Subsidiary that (i) relate to the ownership, possession or use of any product alleged to have been manufactured, assembled, configured, distributed or sold by Seller (to the extent related to the business of the Companies) or any Company or Subsidiary (the "COMPANY PRODUCTS") and alleged to have been defective or improperly designed or manufactured, (ii) state a claim under any warranty, guarantee or indemnification made by Seller or any Company or Subsidiary or (iii) arise from or are alleged to arise from actual or alleged injury to Persons or property as a result of the conduct of Seller (to the extent related to the business of the Companies), or any Company or Subsidiary.

     (b) To the knowledge of Seller, there are no recalls pending or threatened with respect to any of the Company Products. No filing has been made by Seller (to the extent related to the business of the Companies), or any Company or Subsidiary under any applicable rule, regulation or statute with respect to any product defects or hazards in connection with any of the Company Products and there have been, to the knowledge of Seller, no material recurring defects therein which create such a defect or hazard.

     (c) Schedule 3.21(c) sets forth the standard forms of product warranties issued by Seller (to the extent related to the business of the Companies), or any Company or Subsidiary and copies of all other material product warranties issued by Seller (to the extent related to the business of the Companies), or any Company or Subsidiary. Except as set forth in
Schedule 3.21(c) or reflected or reserved for in the Balance Sheet, since April 30, 1999, no product warranty or similar claims have been made against Seller (to the extent related to the business of the Companies), or any Company or Subsidiary, except claims as to which in the aggregate losses and expenses in respect of repair or replacement of products have not exceeded $50,000 in any 12 month period.

     Section 3.22. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Companies or any Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 3.23. EMPLOYEES. Schedule 3.23 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of any Company or Subsidiary and all other HCEs and (b) the wage rates for non-salaried employees of the Companies and the Subsidiaries (by classification). To the knowledge of Seller or any Company none of the HCEs of PK-US has indicated to Seller, the Companies and or Subsidiaries (other than as a result of the delivery by the Companies or Subsidiaries of a notice of possible redundancy to such employee) that he intends to resign or retire as a result of the transactions contemplated by this

Agreement or otherwise within one year after the Closing Date. There are no claims pending or, to the knowledge of the Seller, threatened against any of the UK Companies by any employee or former employee of the UK Companies under the UK employment protection legislation including (but not restricted to) the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976 or the Disability Discrimination Act 1995.

     Section 3.24. LABOR MATTERS. (a) No Company or Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, collective agreement, dismissal procedures agreement, membership agreement or other contract or understanding with a labor union or labor organization. To the knowledge of Seller, there is no organizing effort or representation question at issue with respect to any employee of any Company or Subsidiary. Except as set forth on Schedule 3.24, there is no labor dispute, other than routine individual grievances, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of any Company or any Subsidiary.

     (b) PK-US is, and the UK Companies are, in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and to Seller's knowledge are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the knowledge of Seller, threatened against PK-US before the US National Labor Relations Board. There are no disputes or proceedings pending or, to the knowledge of Seller, threatened against any of the UK Companies under or by virtue of the provisions of the UK Trade Union and Labour Relations (Consolidation) Act 1992.

     Section 3.25. EMPLOYEES. (a) Schedule 3.25(a) contains a correct and complete list identifying each "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, deferred compensation, severance, retirement or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits or termination pay and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by PK-US and covers any employee or former employee of PK-US, or with respect to which any Company has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to Buyers together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "EMPLOYEE PLANS".

     (b) None of PK-US, any ERISA Affiliate or any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or any "defined benefit plan" as defined in Section 3(35) of ERISA for which Buyer or any of its ERISA Affiliates might incur any liability on or after Closing.

     (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. PK-US has furnished to the Buyers copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan. Except as described on Schedule 3.25(c), no events have occurred prior to the Closing Date with respect to any Employee Plan that could result in payment or assessment of any material excise tax liability by PK-US or Buyers under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. Seller and its Affiliates thereof has agreed to comply with the terms of the Internal Revenue Service Voluntary Compliance Resolution Program Compliance Statement dated June 16, 1999 ("VCR COMPLIANCE STATEMENT").

     (d) Except as provided in Section 10.01, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of PK-US to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, agreement, plan or arrangement covering any employee or former employee of PK-US or any of its Affiliates that, individually or collectively, could give rise to the payment of any amount that would not be deductible by PK-US pursuant to the terms of Sections 162m or 280G of the Code.

     (e) PK-US has no liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of PK-US except as required to avoid excise tax under Section 4980B of the Code.

     (f) There has been no amendment to, written interpretation or announcement (whether or not written) by PK-US or any of its Affiliates relating to, or change in employee participation or coverage which would affect any PK-US employee under, an Employee Plan which would increase materially the expense to PK-US of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998 (on an annualized basis).

     (g) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Balance Sheet.

     (h) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Seller or PK-US, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

     (i) Seller has previously furnished GN-UK the following information in relation to each employee of a UK Company namely:

          (A)  name;

          (B)  age;

          (C)  job description;

          (D) emoluments (including any bonus or commission arrangements and any non-cash benefits);

          (E) date of commencement of employment or of any previous employment with which such employment is continuous;

          (F) notice period required to be given by the UK Company and the employee; and

          (G)  whether or not a member of a UK Company pension scheme and such information is complete and correct in all respects.

     A list of all contracts of employment between a UK Company and each of its employees (other than any employees employed on the UK Company's standard terms of employment) and other than employees whose employment can be determined by one months' notice or less) and any other documents currently in force relating to the employment of the employees are contained in Schedule 3.25(i).

     Schedule 3.25(i) lists any share incentive scheme, share option scheme or profit sharing bonus or other incentive scheme for any director, officer or employee of a UK Company.

     Apart from pursuant to the scheme referred to in Schedule 3.25(i) ("INTERNATIONAL PLAN") no UK Company is under any current legal liability or voluntary or moral obligation to provide any Relevant Benefits (whether on a funded or unfunded basis) or to contribute to any scheme or arrangement providing Relevant Benefits (including any personal pension scheme approved under Chapter IV, Part XIV of the Income and Corporation Taxes Act 1988 ("ICTA")). "Relevant Benefits" for these purposes means pensions, allowances, lump sums or other like benefits in respect of retirement, death, disability, termination of employment, ill-health, injury or medical and dental treatment provided for in respect of any employee or ex-employee of any UK Company.

     (j) Seller has furnished Buyer with a true and complete copy of the International Plan. The International Plan has been maintained in substantial compliance with its terms and has been administered in accordance with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

     Without limiting the foregoing, the Scheme is an exempt approved scheme for the purposes of Chapter I of Part XIV of ICTA and Seller is not aware of any reason why such approval might be withdrawn.

     The Scheme is a defined contribution scheme.

     Section 3.26. ENVIRONMENTAL MATTERS. (a) To Seller's knowledge, except as disclosed on Schedule 3.26 or in any report obtained by Buyers as part of their due diligence investigations of the Companies or the Subsidiary:

          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or to Seller's knowledge, threatened by any governmental entity, environmental regulator or other Person with respect to any matters relating to any Company or Subsidiary and relating to or arising out of any Environmental Law;

          (ii) there are no liabilities of or relating to any Company or Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability;

          (iii) no material expenditure or plant and machinery upgrade is required at any property owned, leased or operated by any Company or Subsidiary in order to conduct the Business in compliance with Environmental Law or any Environmental Permits;

          (iv) no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased or operated by any Company or Subsidiary;

          (v) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by any Company or Subsidiary;

          (vi) no property now or previously owned, leased or operated by any Company or Subsidiary or any property to which any Company or Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or UK list of sites requiring investigation or clean-up; and

          (vii) the Companies and Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and have been and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

     with only such exceptions in the case of clauses (i) through (vii) as would not be reasonably expected to have a Material Adverse Effect.

     (b) Except such investigation as may be conducted by Buyers, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has knowledge in relation to the current or prior business of any Company or Subsidiary or any property or facility now or previously owned, leased or operated by any Company or Subsidiary which indicates the presence of a serious environmental problem that has not been delivered to Buyers at least 20 days prior to the date hereof.

     (c) No Company or Subsidiary owns, leases or operates or has owned, leased or operated any property or has conducted any operations in Connecticut.

     (d) Except for PK-US's office space at 139 Wall Street, Research Park, NJ, no property owned, leased or operated by any Company or Subsidiary is subject to the requirements of ISRA as a result of the transactions contemplated hereby.

     (e) For purposes of this Section, the terms "COMPANY" and "SUBSIDIARY" shall include any entity which is, in whole or in part, a predecessor of such Company or Subsidiary.

     Section 3.27. CUSTOMERS. Listed on Schedule 3.27 are the names of the ten largest customers that ordered products, goods or services from either Company or a Subsidiary (the "COMPANY PRODUCTS AND SERVICES") during the 12 months ended March 31, 1999. Except as set forth on Schedule 3.27, as of the date hereof to the knowledge of Seller, Seller and the Companies have not received any notice from any such customer that it has (i) ceased or is planning to cease using the Company Products and Services or (ii) within the past 30 days substantially reduced, or will substantially reduce, the amount of the Company Products and Services to be purchased in the future.

     Section 3.28. SUFFICIENCY OF ASSETS. Except as described in Section 3.09, immediately after the Closing, the property, assets and contract rights, permits and licenses of the Companies and the Subsidiaries will constitute, in the aggregate, all of the property and rights used to conduct the Business in the manner in which it is currently being conducted, excluding cash, the intercompany accounts and tax assets.

     For purposes of Article 3 hereof and any other schedule which is a part of this Agreement, any item disclosed on any schedule which is also responsive to any other schedule, shall be deemed properly and appropriately disclosed on any other schedule for which it is or may be relevant. Notwithstanding the foregoing provisions of Article 3, nothing contained in
Article 3 (except Section 3.25) shall be deemed to include any representation or warranty regarding any tax or tax matter which shall be exclusively reflected in Articles 8 and 9 hereof.


                                     ARTICLE 4

              Representations and Warranties of GN Nettest And Buyers

     Each of GN Nettest and each Buyer represents and warrants to Seller as of the Closing Date that:

     Section 4.1. CORPORATE EXISTENCE AND POWER. Each of GN Nettest and each Buyer is a duly organized and validly existing company and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on their respective businesses as now conducted. GN-US is in good standing under the laws of its jurisdiction of incorporation.

     Section 4.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by each of GN Nettest and each Buyer of this Agreement and, to the extent each is a party thereto, the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of each of GN Nettest and each Buyer and have been duly authorized by all necessary corporate action on the part of each of GN Nettest and each Buyer. This Agreement and the Escrow Agreement constitute valid and binding agreements of each of GN Nettest and each Buyer which is a party thereto.

     Section 4.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by each of GN Nettest and each Buyer of this Agreement and, to the extent each is a party thereto, the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act and approval of the German Cartel Office.

     Section 4.4. NONCONTRAVENTION. The execution, delivery and performance by each of GN Nettest and each Buyer of this Agreement and, to the extent each is a party thereto, the Escrow Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of each of GN Nettest and each Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable material law, rule, regulation, judgment, injunction, order or decree.

     Section 4.5. FINANCING. Buyers have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

     Section 4.6. PURCHASE FOR INVESTMENT. Buyers are purchasing the Shares for investment for their own accounts and not with a view to, or for sale in connection with, any distribution thereof. Buyers (either alone or together with their advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and are capable of bearing the economic risks of such investment.

     Section 4.7. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of GN Nettest or Buyers threatened against or affecting, GN Nettest or either Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     Section 4.8. FINDERS' FEES. Except for Banc Boston Robertson Stephens whose fees will be paid by GN Nettest and/or Buyers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of GN Nettest or Buyers who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.


                                     ARTICLE 5

                                Covenants of Seller

     Seller agrees that:

     Section 5.1. CONFIDENTIALITY. (a) After the Closing and for a period of five years thereafter, Seller will hold, and will use its best efforts to cause its Affiliates and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Companies and the Subsidiaries, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or its Affiliates or (iii) later lawfully acquired by Seller or its Affiliates from a source other than those related to Seller's prior ownership of the Companies and the Subsidiaries if such source is not prohibited from disclosing such information to Seller or its Affiliates. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

     (b) On and after the Closing Date, Seller will afford promptly to Buyers, at Buyers sole cost and expense (including reasonable reimbursement to parties for time spent and services furnished) and its agents reasonable access to its books of account, financial and other records (including, without limitation, internal work papers but excluding the work papers of Ernst & Young), information, employees and auditors related solely to the Companies and Subsidiaries to the extent necessary or useful for

Buyers in connection with any audit, investigation, dispute or litigation involving the Companies or any Subsidiary or any other reasonable business purpose relating to the Companies or any Subsidiary; PROVIDED that any such access by Buyers shall not unreasonably interfere with the conduct of the business of Seller. With respect to work papers and other documents of Ernst & Young which are segregatable from Seller's work papers, Seller will use its best efforts to obtain the cooperation of Ernst & Young to make them available to Buyer, at Buyer's sole cost and expense. Notwithstanding the foregoing, nothing herein (except as provided in Section 8.05(a)) shall obligate Seller to maintain any such records beyond the time of Seller's normal records destruction practice. If Seller desires to destroy records which are the subject of this section, it shall use its best efforts to give Buyer not less than 30 days prior notice thereof. Buyer may then, at its sole cost, elect to take possession of and continue to store such records.

     Section 5.2. REQUIRED CONSENTS. With respect to each agreement listed or required to be listed on Schedule 3.04 (other than the Cooperation and Development Agreement between PK-US and Micron Optics, Inc. dated October 1,
1996), Seller agrees to use its best efforts to obtain the consent of the counterparty thereto to the transactions contemplated hereby or assist GN Nettest or Buyers in obtaining an agreement between the counterparty thereto and GN Nettest, either Buyer or one of their respective Affiliates (including, after the Closing, the Companies and the Subsidiaries) with terms and conditions at least as favorable to GN Nettest, such Buyer or such Affiliate as the terms and conditions in such agreement are to Seller, the Company or Subsidiary which is a party thereto.

     Section 5.3. NOTICES OF CERTAIN EVENTS. Seller shall promptly notify GN Nettest and Buyers of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Escrow Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or the Escrow Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller, any of the Companies or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relate to the consummation of the transactions contemplated by this Agreement or the Escrow Agreement.

     Section 5.4. NONCOMPETITION. (a) Seller agrees that for a period of three full years from the Closing Date, it shall not, and shall cause its Affiliates not to:

          (i) engage in, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as an equity holder in any Person, manage, operate, participate in or lend money or render financial assistance to, any business that competes with the fiber optics test equipment business conducted worldwide by the Companies and the Subsidiaries as it exists on the Closing Date addressing the measureands listed on Schedule 5.04(a)(i) in the following markets: Production and Lab Measurement for Optical Fiber and Optical Fiber Cable Manufacturing, Optical Time Domain Reflectometers, Optical Spectrum Analysis, Fiber Preparation Tools, and Distributed Temperature Sensing Systems (the "RESTRICTED ACTIVITIES"); PROVIDED that the foregoing restriction (x) shall bind only Seller and its Subsidiaries in the event that more than 50% of Seller's common stock is acquired by any Person and (y) shall not prohibit Seller or any of its Affiliates from becoming an equity holder of any Person whose total revenue from all Restricted Activities in its most recent fiscal year did not exceed 50% of such Person's consolidated revenue for such period; or

          (ii) employ or solicit, or receive or accept the performance of services by any current employee of any of GN Nettest, its Affiliates, the Companies or any Subsidiary (excluding employees who have been laid off or terminated by such employer).

     (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that GN Nettest and Buyers would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate GN Nettest and Buyers for any such breach. Seller agrees that GN Nettest and Buyers shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.

     (c) In consideration of Seller agreeing to the provisions of this Section, at the Closing, GN-US is paying to Seller the sum of $1,900,000 in respect of Seller's undertakings in relation to the United States (the "US NONCOMPETE CONSIDERATION") and GN-UK is paying to Seller the sum of $100,000 in respect of Seller's undertakings in relation to Europe (the "UK NONCOMPETE CONSIDERATION") in the manner provided in Section 2.02.

     Section 5.5.  INSURANCE.   If, between the date hereof and the time at
which this Agreement, the Purchase Price and the Shares shall be released from escrow pursuant to the Escrow Agreement, the Companies or the Subsidiary shall suffer any Damages all or any portion of which may be recoverable under any insurance policy of Seller, either Company or the Subsidiary, Seller agrees upon the request of Buyers to use commercially reasonable efforts to attempt to obtain such recovery under such insurance policy and will promptly remit the proceeds from any such recovery to the appropriate Buyer.

     Section 5.6. CONDUCT OF THE BUSINESS. During the period between the date hereof and the time at which this Agreement, the Purchase Price and the Shares shall be released from escrow pursuant to the Escrow Agreement, Seller agrees to cause the Companies and the Subsidiary to operate the Business in the ordinary course consistent with past practice and shall not transfer any asset from any Company or the Subsidiary to Seller or any of its Affiliates without the prior approval of GN Nettest.

                                     ARTICLE 6

                         Covenants of GN Nettest and Buyers

     Buyers agrees that:

     Section 6.1.  CONFIDENTIALITY.   The Non-Disclosure Agreement dated as
of December 4, 1998 between GN Nettest and Seller shall remain in effect, and GN Nettest and Buyers and their respective Affiliates shall comply with the provisions thereof.

     Section 6.2. ACCESS. Buyers will cause the Companies and each Subsidiary, on and after the Closing Date, to afford promptly to Seller and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; PROVIDED that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyers, the Companies or any Subsidiary. Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Companies or any Subsidiary provided to it pursuant to this Section.

     Section 6.3. PERFORMANCE OF OBLIGATIONS OF BUYERS. GN Nettest will take all action necessary to cause Buyers to perform their respective obligations under this Agreement and, to the extent that Buyers are parties thereto, the Escrow Agreement, as if it were a party to such obligations and were directly responsible therefor.

     Section 6.4. NOTICES OF CERTAIN EVENTS. Buyers shall promptly notify Seller of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Escrow Agreement; or

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or the Escrow Agreement.

     Section 6.5. NONCOMPETITION. During the period of time which the non-competition covenant contained in Section 5.04 shall continue, GN Nettest and Buyers shall not seek to employ or employ any employee of Seller under circumstances in which Seller could not have employed a similar employee of GN Nettest, its Affiliates, the Company or a Subsidiary.

     Section 6.6. IMPERMISSIBLE INTEGRATION. Prior to the expiration or termination of the waiting period under the HSR Act applicable to the transactions contemplated by this agreement, GN Nettest and Buyers will not undertake any action or conduct which will result in any liability or penalty against Seller under the HSR Act.


                                     ARTICLE 7

                     Covenants of GN Nettest, Buyers and Seller

     GN Nettest, Buyers and Seller agree that:

     Section 7.1. CERTAIN FILINGS. Seller, GN Nettest and Buyers shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 7.2. PUBLIC ANNOUNCEMENTS. The parties shall make no announcement or issue any press release relating to the transactions contemplated by this Agreement until they shall agree on the form and content of a joint press release relating thereto. No party shall issue any such press release until Seller and GN Nettest consent in writing to such press release. Thereafter, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. The parties recognize that each of GN Nettest and Seller has a legal duty to promptly issue a press release following Closing, and the parties will cooperate in making such release in a timely manner.

     Section 7.3.  INTERCOMPANY ACCOUNTS.   All intercompany accounts between
Seller or its Affiliates, on the one hand, and either of the Companies or any Subsidiary, on the other hand, as of the Closing have been settled or capitalized (irrespective of the terms of payment of such intercompany accounts). All cash of the Companies and Subsidiaries on the Closing Date will be applied to the intercompany accounts, and all such intercompany account balances have been paid in full in cash or capitalized prior to the Closing.

     Section 7.4. INCENTIVE PAYMENTS. At the request of Seller, the appropriate Buyer will pay the following amounts to each person listed on
Schedule 7.04 who shall remain in the employ of a Company or Subsidiary at the time indicated: 25% of such employee's base salary after the Closing Date, 12.5% of such employee's base salary 90 days after the Closing Date and 12.5% of such employee's base salary 180 days after the Closing Date. For purposes of this Section, an employee's base salary shall equal such employee's base salary during the period July 1, 1998 through June 30, 1999, exclusive of any commissions and bonuses. Seller agrees to reimburse the appropriate Buyer promptly for each such payment.


                                     ARTICLE 8

                                 U. S. Tax Matters

     Section 8.1. TAX DEFINITIONS. The following terms, as used in this Agreement, have the following meanings:

     "ACCOUNTING REFEREE" means an internationally recognized accounting firm mutually acceptable to Buyers and Seller with no material relationship with Buyers and Seller, chosen within five days of the date on which the need to choose arises.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "FEDERAL TAX" means any Tax imposed under Subtitle A of the Code with respect to which PK-US has filed or will file a Return with a member of the Seller Group on a consolidated basis.

     "OTHER COMBINED TAX" means any income or franchise Tax payable to any state, local or foreign taxing jurisdiction in which PK-US has filed or will file a Return with a member of the Seller Group on an affiliated, consolidated, combined or unitary basis.

     "PRE-CLOSING TAX PERIOD" means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

     "Section 338 TAX" means any Tax resulting directly or indirectly from the Section 338(h)(10) Election or as a consequence of Section 338 as applied by any state or local or foreign jurisdiction.

     "Section 338(h)(10) ELECTION" is defined in Section 8.03(a).

     "SELLER GROUP" means, with respect to Federal Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member, and with respect to Taxes other than Federal Taxes, any affiliated, consolidated, combined or unitary group of which Seller or any of its Affiliates is a member.

     "TAX" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of PK-US, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, whereby liability of PK-US to a Taxing Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of PK-US for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in clause
(i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

     "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

     "TAX SHARING AGREEMENTS" means all existing agreements or arrangements (whether or not written) binding PK-US that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the principal purpose of determining any person's Tax liability.

     Section 8.2. TAX REPRESENTATIONS. Seller represents and warrants to Buyers as of the Closing Date that:

     (a) FILING AND PAYMENT. Except as set forth on Schedule 8.02(a), (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of PK-US (collectively, the "RETURNS"), have, to the extent required to be filed on or before the date hereof, been filed in a timely manner; (ii) as of the time of filing, the Returns were true and complete to the best of Seller's Knowledge; and (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

     (b)  FINANCIAL RECORDS.   Except as set forth on Schedule 8.02(b), (i)
all information set forth in the Balance Sheet (including the notes thereto) relating to Tax matters is true and complete; and (ii) the charges, accruals and reserves for Taxes with respect to PK-US for any Pre-Closing Tax Period reflected on the books of PK-US reasonably estimate the Tax liabilities accruing through the end of the last period for which PK-US ordinarily records items on its respective books.

     (c)  PROCEDURE AND COMPLIANCE.  Except as set forth on Schedule 8.02(c),
(i) all Returns filed with respect to Tax years of PK-US through the Tax year ended June 30, 1995 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) PK-US is not delinquent in the payment of any Tax which has been assessed as of Closing or the non-timely payment of which would result in penalties or has requested any extension of time within which to file any Return and has not yet filed such Return; (iii) neither PK-US (nor any member of any affiliated, consolidated, combined or unitary group of which PK-US is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any

Return, which period (after giving effect to such extension or waiver) has not yet expired; (iv) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened in writing against or with respect to PK-US or any member of the Seller Group in respect of any Tax or Tax Asset;
(v) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between PK-US and any Taxing Authority; (vi) during the five-year period ending on the date hereof, none of Seller, PK-US or any Affiliate of Seller has made or changed any tax election, changed any annual tax accounting period, or adopted or changed any method of tax accounting (to the extent that any such action may materially affect PK-US), nor has it, to the extent it may materially affect or relate to PK-US, filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund; and (vii) there are no Liens for Taxes upon the assets of PK-US except Liens for current Taxes not yet due.

     (d) TAXING JURISDICTIONS. Schedule 8.02(d) contains a list of all jurisdictions (whether foreign or domestic) in which PK-US currently files any Tax Return.

     (e) TAX SHARING, CONSOLIDATION AND SIMILAR ARRANGEMENTS. Except as set forth on Schedule 8.02(e), (i) PK-US has not been a member of an affiliated, consolidated, combined or unitary group other than one of which Seller was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of PK-US was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other Person; (ii) PK-US is not a party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of "Tax"; (iii) PK-US is not currently under any obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "Tax," regardless of whether such Tax is imposed on PK-US; and (iv) PK-US has not entered into any agreement or arrangement with any Taxing Authority with regard to a Tax liability of PK-US for any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

     (f)  CERTAIN AGREEMENTS AND ARRANGEMENTS.  Except as set forth on
Schedule 8.02(f), (i) none of the Seller, PK-US or any Affiliate of Seller is a direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the same economic effect (including tax opinion or other insurance) with respect to any transaction or tax opinion that may materially affect or relate to PK-US; (ii) PK-US is not a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code; and (iii) PK-US has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

     (g)  POST-CLOSING ATTRIBUTES.  Except as set forth on Schedule 8.02(g),
(i) PK-

US will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period; (ii) no Tax Asset of the Seller Group is currently subject to a limitation under Section 382 or
Section 383 of the Code; (iii) there is no "consolidated overall foreign loss" within the meaning of Treasury Regulation Section 1.1502-9 that could be allocated, in whole or in part, to PK-US and (iv) PK-US will not be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code).

     (h) PROPERTY AND LEASES. Except as set forth on Schedule 8.02(h), (i) PK-US does not own an interest in real property in any jurisdiction in which a Tax is imposed on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property; (ii) none of the property owned or used by PK-US is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (iii) neither PK-US nor any of its Affiliates is party to a lease, other than a lease that is, for federal income tax purposes, a "true" lease under which PK-US or its Affiliates own or use the property subject to the lease; (iv) neither PK-US nor any of its Affiliates is party to a lease involving a defeasance; and (v) none of the property owned by PK-US is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (i) CERTAIN ELECTIONS. (i) No election has been made under Treasury Regulation Section 1.7701-3 or any similar provision of Tax law to treat PK-US as an association, corporation or partnership or for PK-US to be disregarded as an entity for Tax purposes; (ii) a protective carryover election has been filed in connection with each transaction consummated by PK-US prior to January 20, 1994 that constituted a "qualified stock purchase" within the meaning of Section 338 of the Code; (iii) none of Seller, PK-US or any other person on behalf of PK-US has entered into any agreement or consent pursuant to Section 341(f) of the Code; and (iv) Seller is qualified to make the Section 338(h)(10) Election.

     Section 8.3. COVENANTS. (a) Buyer and Seller agree to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the purchase of the Shares of PK-US (the "SECTION 338(h)(10) ELECTION"), and to file such election in accordance with applicable regulations. The Section 338(h)(10) Election shall properly reflect the Price Allocation (as hereinafter defined). Within 120 days after the Closing Date, Buyers shall deliver to Seller a draft statement (the "ALLOCATION STATEMENT") proposing to allocate the modified ADSP (as such term is defined in Treasury

Regulations Section 1.338(h)(10)-1) (the "MODIFIED AGGREGATE DEEMED SALES PRICE") of the assets of PK-US in accordance with the Treasury regulations promulgated under Section 338(h)(10). Seller shall have the right to approve the Allocation Statement. If within 30 days after receipt of the Allocation Statement Seller notifies Buyers in writing that Seller disagrees with such allocation, Buyers and Seller will negotiate in good faith to resolve such dispute. If Buyers and Seller fail to resolve such dispute within 30 days, the Accounting Referee shall determine whether the allocation was reasonable and, if not reasonable, shall appropriately revise the Allocation Statement. Seller shall have the right to submit a proposed allocation to the Accounting Referee which the Accounting Referee may consider in revising the Allocation Statement. If Seller does not respond within 30 days, or upon resolution of the disputed items, the allocation reflected on the Allocation Statement (as such may have been revised) shall be the "Price Allocation" and shall be binding on the parties hereto. Seller and Buyers agree to (i) act in accordance with the Price Allocation in the preparation, filing and audit of any Tax return and (ii) cooperate fully, as and to the extent reasonably requested by the other party, in connection with making the Section 338(h)(10) Election.

     (b) Except as provided in Section 8.03(a), without the prior written consent of Buyers, none of Seller, PK-US or any Affiliate of Seller shall, to the extent it may affect or relate to PK-US, make or change any tax election, change an annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action (a "TAX DECISION"), if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of PK-US, Buyers or any Affiliate of Buyers.

     (c)  All Returns not required to be filed on or before the date hereof
(i) will be filed when due in accordance with all applicable laws and (ii) as of the time of filing, will be true and complete in all material respects.

     (d) Seller shall include PK-US in its consolidated Federal Tax return and in any Other Combined Tax Return through the close of business on the Closing Date.

     (e) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and similar fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be paid by Buyers when due, and Buyers will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

     (f) Seller shall promptly pay or cause to be paid promptly to Buyers the amount of any Tax refund attributable to a Pre-Closing Tax Period, and interest thereon, with respect to PK-US upon receipt by Seller or any of its Affiliates (or any successor of Seller or any of its Affiliates) of such refund to the extent reflected in the calculation of Final Stockholder's Equity.

     Section 8.4. TAX SHARING. (a) Any and all existing Tax Sharing Agreements shall be terminated as of the date hereof. After the date hereof, PK-US shall not have any further rights or liabilities thereunder. This Agreement shall be the sole Tax sharing agreement relating to PK-US for all Pre-Closing Tax Periods.

     Section 8.5. COOPERATION ON TAX MATTERS. (a) Buyers and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyers and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to PK-US relating to any Pre-Closing Tax Period, until the expiration of the applicable statute of limitations (after giving effect to extensions or waivers), and to abide by all record retention agreements entered into with any Taxing Authority, and
(ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Buyers or Seller, as the case may be, shall allow the other party to take possession of such books and records.

     (b) Buyers and Seller further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of PK-US or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).



                                     ARTICLE 9

                               UK Taxation Warranties

     Section 9.1. DEFINITIONS. The following terms, as used in this Article 9, have the following meanings:

     "TAXES ACT 1988" means the Income and Corporation Taxes Act 1988;

     "TCGA 1992" means the Taxation of Chargeable Gains Act 1992; and

     "VATA 1994" means the Value Added Tax Act 1994.

     Section 9.2.  TAX REPRESENTATIONS.   Seller represents and warrants
solely in respect of each of the UK Companies to Buyers as of the Closing Date that:

     (a) TAX RETURNS. During the period of the Seller's ownership, all necessary information, notices, accounts, statements, reports, computations and returns which ought properly to have been made have been properly and duly submitted by each UK Company to the Inland Revenue, and any other relevant taxation or excise authorities whether of the United Kingdom or elsewhere and all information, notices, computations and returns submitted to the Inland Revenue, and such other authorities are true and accurate in all material respects and are not the subject of any material dispute nor so far as the Seller is aware are likely to become the subject of any material dispute with such authorities.

     (b) TAXATION LIABILITIES. During the period of the Seller's ownership, all taxation of any nature whatsoever whether of the United Kingdom or elsewhere for which any UK Company is liable or for which any UK Company is liable to account has been duly paid (insofar as such taxation ought to have been paid) and without prejudice to the generality of the foregoing each UK Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made.

     (c) PENALTIES AND INTEREST. No UK Company has during the period of the Seller's ownership within the past six years paid or become liable to pay, nor so far as the Seller is aware are there any circumstances by reason of which any UK Company is likely to become liable to pay, any penalty, fine, surcharge or interest whether charged by virtue of the provisions of the Taxes Management Act 1970 or VATA 1994 or otherwise

     (d) INVESTIGATIONS. No UK Company has within the past twelve months suffered any investigation audit or visit by the Inland Revenue, Customs and Excise, Department of Social Security, or any other taxation or excise authority, and neither any Seller nor any UK Company is aware of any such investigation audit or visit planned for the next twelve months.

     (e) SECURITIES. No securities (within the meaning of Part VI of the Taxes Act 1988) issued by any UK Company and remaining in issue at the date of this agreement were issued in such circumstances that any interest or other distribution out of assets in respect thereof falls to be treated as a distribution under s.209(2)(d) or (e) Taxes Act 1988, nor has any of the Companies agreed to issue securities (within that meaning) in such circumstances.

     (f) DEDUCTIONS. All rents, interest, annual payments and other sums of an income nature paid or payable by any UK Company since the Balance Sheet Date and before Closing or which any UK Company is under an obligation to pay in the future under a legally binding contract entered into before Closing other than in the ordinary course of business are wholly allowable as deductions or charges in computing income for the purposes of corporation tax, except to the extent that such amounts are of a similar type and quantum revealed in the corporation tax computations of the Company attached as
Schedule 9.02(f).

     (g) SHARE CAPITAL. No UK Company has issued any share capital which is of a relevant class as defined in s.249(2) Taxes Act 1988 nor does any UK Company own any such share capital.

     (h) Except as set forth in Schedule 9.02(h), no balancing charge under the Capital Allowances Act 1990 (or other legislation relating to any capital allowances) would be made on any UK Company on the disposal of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Balance Sheet for the assets in the pool or (as the case may be) for the asset.

     (i) No event has occurred since the Balance Sheet Date otherwise than in the ordinary course of business by reason of which any balancing charge may fall to be made against or any disposal value may fall to be brought into account by any UK Company under the Capital Allowances Act 1990 (or other legislation relating to any capital allowances).

     (j) CAPITAL GAINS TAX ACQUISITION COSTS. The book value shown in or adopted for the purpose of the Balance Sheet as the value of each of the assets of any UK Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible under s.38 TCGA 1992.

     (k) CLAIMS FOR ROLL-OVER AND HOLD-OVER OF GAINS. Schedule 9.02(k) sets out full particulars of all claims and elections made (or assumed in the Balance Sheet to be made) insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Balance Sheet Date by any UK Company of any of its assets, and indicates which assets (if any) so affected would not on disposal give rise to relief under Schedule 4 TCGA 1992.

     (l) TRANSACTIONS NOT AT ARM'S LENGTH. Except as set forth in Schedule 9.02(l), none of the UK Companies has disposed of or acquired any asset in circumstances such that the provisions of s.17 TCGA 1992 could apply to such disposal or acquisition nor given or agreed to give any consideration to which s.128(2)(b) TCGA 1992 could apply.

     (m) DISPOSAL OF DEBTS. No chargeable gain will accrue to any UK Company on the disposal of any debt owed to it.

     (n) COMPENSATION FOR LOSS OF OFFICE. No UK Company is under an obligation to pay nor has it since the Balance Sheet Date paid or agreed to pay any compensation or other gratuitous payment for loss of office which is not deductible in computing its income for the purposes of Corporation Tax, assuming that the business of the Company is carried on in all material respects in the same manner after Closing as it was before Closing.

     (o)  GIVE-AS-YOU-EARN.  No UK Company participates in a scheme under
s.202 Taxes Act 1988.

     (p) PROFIT-RELATED PAY. No scheme registered under Chapter III of Part V Taxes Act 1988 applies to any UK Company or any of its employees and no application for registration of a scheme so applying has been made.

     (q) PENSION CONTRIBUTIONS. Since the Balance Sheet Date no UK Company has made any payment which may be wholly or partially disallowed as an expense or expense of management under s.112 Finance Act 1993 nor did any circumstances exist at the Balance Sheet Date which could result in any payment made after that date being so disallowed, assuming that the business of the Company is carried on in all material respects in the same manner after Closing as it was before Closing.

     (r) CLOSE COMPANY. No UK Company is or has at any time within the period of the Seller's ownership been a close company as defined in s.414 Taxes Act 1988.

     (s) SURRENDER OF GROUP RELIEF. No UK Company has during the period of the Seller's ownership surrendered or claimed or agreed to surrender or claim any amount by way of group relief under the provisions of s.402 to s.413 (inclusive) Taxes Act 1988 or any amount of Advance Corporation Tax under the provisions of s.240 Taxes Act 1988 nor made or received or agreed to make or receive any payment in respect of any such surrender.

     (t) Except as provided in the Balance Sheet no UK Company is or will be under any obligation to make or have any entitlement to receive in respect of any period ending on or before the Balance Sheet Date any payment for group relief as defined in s.402(6) Taxes Act 1988 or any payment for the surrender of the benefit of an amount of Advance Corporation Tax.

     (u) ACQUISITIONS FROM GROUP MEMBERS. No asset of any UK Company shall be deemed under s.178 and s.179 TCGA 1992 to have been disposed of and reacquired by virtue of or in consequence of the entering into or performance of this agreement or any other event since the Balance Sheet Date.

     (v) INTRA-GROUP TRANSACTIONS. Except as produced in Schedule 9.02(v), no tax has been or so far as the Seller is aware may be assessed on any UK Company pursuant to s.190 TCGA 1992 in respect of any chargeable gain accrued prior to the date of this agreement since acquired by the Seller and no UK Company has transferred any asset other than trading stock (including without limitation any transfer by way of share exchange within s.135 TCGA 1992) to any company which at the time of disposal was a member of the same group (as defined in s.170 TCGA 1992).

     (w) UK RESIDENCE. Each UK Company is and has throughout the period of the Seller's ownership been resident in the United Kingdom for corporation tax purposes and if any of the Companies is not so resident it is not a company incorporated in the United Kingdom.

     (x) DUAL RESIDENCE (GROUP RELIEF). No UK Company is or has within the period of the Seller's ownership been a dual resident company within the meaning of s.404(4) Taxes Act 1988 and no UK Company has been involved in any transaction to which s.404 Taxes Act 1988 or any other provision (including any exclusion from a provision) relating to dual resident investing companies as there defined could apply.

     (y) DUAL RESIDENCE (CAPITAL GAINS). No UK Company has since the Accounts Date disposed of an asset or acquired an asset in circumstances such that the reliefs contained in sections 139, 171 or 175 TCGA 1992 are not available as a result of the acquiring company being regarded for the purpose of any double taxation arrangements having effect by virtue of s.788 Taxes Act 1988 as resident in a territory outside the UK and as not liable in the UK to tax on a gain arising on a disposal of the relevant asset occurring immediately after its acquisition.

     (z) CONTROLLED FOREIGN COMPANIES AND OFFSHORE FUNDS. No UK Company has during the period of the Seller's ownership had any interest in a controlled foreign company as defined in Chapter IV Part XVII Taxes Act 1988 nor any material interest in an offshore fund as defined in s.759 Taxes Act 1988.

     (aa) TAX AVOIDANCE. (i) no UK Company has during the period of the Seller's ownership been a party to or otherwise involved in any transaction to which any of the following provisions could apply: s.29 to s.34 TCGA 1992;
s.116 or s.118 Taxes Act 1988; s.399 Taxes Act 1988; s.729 to s.746 or s.774
to s.787 in Part XVII Taxes Act 1988; and (ii) no UK Company has been a party to any transaction to which any of the following provisions have been or could be applied other than transactions in respect of which all Inland Revenue clearances have been obtained after disclosure of all material facts:
s.139 TCGA 1992; s.135 or s.136 TCGA 1992; s.140C TCGA 1992; s.213 to s.218
Taxes Act 1988 and s.192 TCGA 1992; s.219 Taxes Act 1988; s.703 Taxes Act 1988; s.776 Taxes Act 1988.

     (bb) TRANSACTIONS BETWEEN PERSONS UNDER COMMON CONTROL. Except as provided in Schedule 9.02(bb), no transactions or arrangements involving any UK Company have taken place which are such that any of the provisions of
s.770 to s.773 Taxes Act 1988 or Schedule 28AA Taxes Act 1988 have been applied to them; provided further that no representation is made regarding the proposed transfer of PK-UK manufacturing operations to PK-US following the Closing.

     (cc) RECONSTRUCTION OF TRANSACTIONS. During the period of the Seller's ownership, no UK Company has been involved in any transaction or series of transactions which, or any part of which, may for any tax purposes be disregarded or reconstructed by reason of any motive to avoid a possible liability to tax, or, where there is no other commercial purpose for the transaction or series of transactions, by reason of any motive to reduce or delay a possible liability to tax.

     (dd) STAMP DUTY. All documents in the enforcement of which any UK Company may reasonably be interested have been duly stamped.

     (ee) STAMP DUTY RESERVE TAX. No UK Company has since the Balance Sheet Date incurred any liability to or been accountable for any stamp duty reserve tax and there has been no agreement within s.87(1) Finance Act 1986 which could lead to any UK Company incurring such a liability or becoming so accountable.

     (ff) VALUE-ADDED TAX - REGISTRATION. Each UK Company is duly registered for the purposes of Value Added Tax with monthly prescribed accounting periods and no such registration is pursuant to paragraph 2 of Schedule 1 to VATA 1994 or subject to any conditions imposed by or agreed with HM Customs and Excise and no UK Company is (nor are there any circumstances by virtue of which it may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

     (gg) VAT GROUP. During the period of the Seller's ownership, no UK Company is or has been treated for Value Added Tax purposes as a member of any group of companies (other than a group comprising the Companies alone).

     (hh) SECONDARY LIABILITY. No act or transaction has been effected in consequence of which any UK Company is or so far as the Seller is aware may be held liable for any Value Added Tax under s.47, s.48 or s.55 VATA 1994 (agents, etc., tax representatives and customer accounting) or s.29 VATA 1994 (self-billing) and no direction affecting any of the Companies has been given under paragraph 2 of Schedule 6 to VATA 1994. No direction has been given under paragraph 1 of Schedule 9A to VATA 1994 either to a UK Company or in circumstances where a UK Company may be liable for and Value Added Tax assessed by that direction.

     (ii) COMPLIANCE. During the Seller's period of ownership, each UK Company has complied with all statutory provisions, rules, regulations, orders and directions concerning Value Added Tax including the making on time of accurate returns and payments and the proper maintenance and preservation of records and no UK Company has been given any penalty liability notice within s.64 VATA 1994, any surcharge liability notice within s.59 of that Act, or any written warning within s.76(2) of that Act.

     (jj) EXEMPTION. No UK Company is or was partially exempt in its current or preceding value added tax year and so far as the Seller is aware there are no circumstances by reason of which any UK Company might not be entitled to credit for all Value Added Tax chargeable on supplies received and imports and acquisitions made (or agreed or deemed to be received or made) by it since the Accounts Date and there are no circumstances by reason of which Regulation 107 Value Added Tax Regulations 1995 might apply (or has since the Accounts Date applied) to any UK Company.

     (kk) VALUATION. No direction has been or could so far as the Seller is aware have been made to any UK Company under paragraph 1 of Schedule 6 or paragraph 1 of Schedule 7 to VATA 1994.

     (ll) SECURITY. During the period of the Seller's ownership, no UK Company has been required to give security under paragraph 4 of Schedule 11 to VATA 1994.

     (mm) OPTION TO CHARGE VAT ON SUPPLIES BY THE COMPANIES. No election to waive exemption has been made or agreed to be made under Schedule 10 to VATA 1994 by (i) a UK Company or (ii) any person in relation to which a UK Company is a relevant associate as defined in paragraph 3(7) of that Schedule.

     (nn) CAPITAL GOODS SCHEME. No UK Company owns capital items falling within the meaning of Part XV of the Value Added Tax Regulations 1995.

     (oo) BAD DEBT RELIEF. Schedule 9.02(oo) sets out full particulars of all claims which have been or could have been made under s.36 VATA 1994 and there are no existing circumstances by virtue of which any refund of tax obtained or claimed may be required to be repaid.


                                     ARTICLE 10

                                 Employee Benefits

     Section 10.1. 401(k) PLAN. (a) Effective as of the Closing Date, Seller shall take all steps necessary to cause all employees of PK-US who are actively employed on the Closing Date to be fully vested in their benefits under Seller's Employees' Savings and Investment Plan and Seller's Profit Sharing Plan (collectively, "SELLER'S DC PLANS").

     (b) (i) As soon as administratively practicable after the Closing Date and following the completion of Seller's current change to self-directed accounts, Seller shall spinoff to a defined contribution plan maintained or designated by GN-US ("BUYER DC PLAN") the accounts of each PK-US employee actively employed on the Closing Date ("US EMPLOYEE") in Seller's DC Plans and as soon as practicable following the Closing Date, Seller shall cause to be transferred to the Buyer DC Plan cash, or other assets, including participant notes held in such transferred accounts, as Buyers and Seller may agree, having a fair market value equal to the aggregate value of the account balances in Seller's DC Plans as of the date of the plan asset transfer for each US Employee. Such transfer of assets shall be made only after (A) Seller has supplied to GN-US either (x) a copy of an IRS determination letter finding Seller's DC Plans to be qualified plans meeting the requirements of Sections 401(a) and 401(k) of the Code or (y) a written representation from Seller (with appropriate indemnities), in either case, to the effect that Seller's DC Plans have been established and maintained in accordance with the Code and ERISA, and an agreement that Seller will cooperate with GN-US in obtaining Buyer's determination letters from the IRS and (B) GN-US has supplied to Seller either (x) a copy of an IRS determination letter finding the Buyer DC Plan to be a qualified plan meeting the requirements of Sections 401(a) and 401(k) of the Code or (y) a written representation from GN-US (with appropriate indemnities), in either case, to the effect that the Buyer DC Plan has been established and maintained in accordance with the Code and ERISA, and an agreement that GN-US will cooperate with Seller in obtaining Seller's obtaining a determination letter from the IRS. Prior to the actual transfer of such assets, the US Employees shall not be permitted to make withdrawals or loans from the spunoff accounts. After the Closing Date but prior to the actual transfer of assets, GN-US shall (A) cause to be withheld from the paychecks of PK-US employees and amount equal to any loan repayment and (B) immediately transmit said amount to Seller's DC plans.

     (ii) Seller and GN-US shall cooperate with each other during the period beginning on the date hereof and ending on the date the assets are transferred to the trust maintained under the Buyer DC Plan to ensure the ongoing operation and administration of Seller's DC Plans and Buyer DC Plan with respect to such US Employees. Following such transfer of assets, Buyers shall assume all of the Seller's liabilities under Seller's DC Plans with respect to such US Employees and Seller shall have no further liability to such US Employees under the Seller's DC Plans other than liability arising out of any breach of fiduciary duties or any non-exempt prohibited transaction occurring prior to such transfer of assets and liabilities.

     Section 10.2. NON-U.S. PLANS. Seller shall provide to GN-UK full details on request in relation to the International Plan and shall guarantee the payment of and indemnify GN-UK for any contributions payable prior to the Closing Date to the International Plan.

     Section 10.3. WARN OBLIGATIONS. With respect to the employees of PK-US, GN-US will timely give all notices required to be given under the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") or other statutes or regulations of any jurisdiction relating to any plan closing or mass layoff, in each case effective on or after the Closing Date.


                                     ARTICLE 11

                             Survival; Indemnification

     Section 11.1. SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement (excluding Articles 8 and 9, Section 3.25 (to the extent relating to any ERISA liability), or in any certificate or other writing delivered pursuant hereto or in connection herewith other than the Tax Deed (the "WARRANTIES") shall survive the Closing until December 31, 2000; PROVIDED that (i) the covenants and agreements contained in Sections 5.01(a), 5.01(b), 5.04, 6.01 and 6.05 shall survive for the period set forth therein, (ii) the covenants and agreements contained in Section 6.02 and Article 13 shall survive indefinitely, (iii) the covenants, agreements, representations and warranties contained in Article 8 and Section 3.25 (to the extent relating to any ERISA liability) shall survive until the later of (x) December 31, 2000 and (y) the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof) and (iv) the representations and warranties contained in Article 9 and the covenants and agreements contained in the Tax Deed shall survive seven (7) years from the Closing Date except in the case of fraud, dishonesty or willful concealment on the part of Covenantor (as defined in the Tax Deed) or its agents or advisers. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity, containing reasonable detail and sufficient specificity to give the Indemnifying Party fair notice of the Damages claimed (if known), the nature of the claimed breach, and the details of the matter for which indemnification is sought, shall have been given to the party against whom such indemnity may be sought prior to such time, and thereafter the Indemnified Party shall promptly seek to resolve the claim.

     Section 11.2. INDEMNIFICATION. (a) Seller hereby indemnifies each Buyers Indemnitee against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("DAMAGES") incurred or suffered by any Buyers Indemnitee arising out of (i) any misrepresentation or breach of warranty made by Seller pursuant to this Agreement (other than pursuant to Article 8 or 9 or the Tax Deed ) or (ii) any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement (other than pursuant to Article 8 or 9 or the Tax Deed); PROVIDED that (x) Seller shall not be liable under clause (i) of this Section 11.02(a) for any subject matter where the amount involved is less than $50,000, and unless the aggregate amount of Damages with respect to all matters referred to in clause (i) of Section 11.02(a) (determined without regard to any materiality qualification contained in any representation or warranty giving rise to the claim for indemnity hereunder) exceeds $1,325,000, in which case Buyers Indemnitee shall be entitled to indemnity for the full amount of all claims.

     (b) Seller hereby indemnifies each Buyers Indemnitee against and agrees to hold each Buyers Indemnitee harmless from any (v) Tax of PK-US described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period,
(w) Tax described in clause (ii) or (iii) of the definition of Tax, (x) Tax of PK-US resulting from a breach of the provisions of Section 8.02 or Section 8.03, (y) Section 338 Tax, and (z) Damages arising out of or incident to the imposition, assessment or assertion of any Tax described in (v), (w), (x) or
(y), and any liability as transferee (the sum of (v), (w), (x), (y), and (z) being referred to herein as a "LOSS"); PROVIDED, that Seller shall have no obligation to make any payment to Buyers Indemnitees pursuant to this Section 11.02(b) until the aggregate amount of all claims arising pursuant hereto and pursuant to the Tax Deed exceeds twenty-five thousand dollars ($25,000), in which case Buyers Indemnitees shall be entitled to indemnity for the full amount of all claims. For the avoidance of doubt, Buyers shall be entitled to indemnification in respect of a breach of warranty made pursuant to Article 9 of this Agreement under the provisions of the Tax Deed and shall not be entitled to pursue a separate claim for breach of such warranty under the terms of this Agreement. References to claims or liabilities under the Warranties in this section 11.02 shall therefore exclude claims in respect of a breach of warranty made pursuant to Article 9 of this Agreement and references to claims or liabilities under the Tax Deed shall include indemnification in respect of a breach of warranty made pursuant to Article 9 of this Agreement.

     (c) For purposes of Section 11.02(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall
(x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and gross receipts, sales or use Tax be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of PK-US. In the case of an interest in an entity that is fiscally transparent for Tax purposes, items shall be deemed to flow through on a daily basis rather than at the close of the entity's Tax year.

     (d) Buyers shall have no rights or remedy whatsoever in respect of any fact, matter or circumstance constituting a breach of the Warranties or in respect of any claim under Section 11.02(b) or the Tax Deed except pursuant to a claim under this Agreement or the Tax Deed and all of them hereby irrevocably waive, release, discharge and acquit Seller and its Affiliates from any other causes of action, known or unknown, and whether based on statute, regulation or common law, in respect of such fact, matter or circumstance, and from any claims, demands, debt, controversies, damages, costs, losses and expenses in respect thereof except as provided in this Agreement or the Tax Deed and other than in the case of fraud or wilful misconduct.

     (e) If GN Nettest, Buyers and/or any of their Affiliates and/or any of the Companies or the Subsidiaries at any time are, or are likely to be, entitled to recover from some other person any sum in respect of any matter giving rise to a claim for breach of the Warranties under Section 11.02(a) hereof, then GN Nettest and Buyers shall, and shall cause such Affiliates, Company and/or Subsidiary to undertake all reasonable steps to enforce such recovery, and no further action shall be taken against Seller (other than to notify Seller of the claim against Seller) in respect of that claim until resolution of the third-party claim. If any sum is so recovered then either:

          (i) the amount payable by Seller in respect of that claim shall be reduced by an amount equal to the sum so recovered (less the reasonable costs and expenses of recovering it and any Tax payable by Buyer, such Affiliate, Company and/or Subsidiary as a result of its receipt) or, if that sum is greater, the claim shall be extinguished; or

          (ii) if an amount shall already have been paid by Seller in respect of that claim, there shall be repaid to Seller an amount equal to the amount so recovered (less the reasonable costs and expenses of its recovery and any Tax payable by Buyer, such Affiliate, Company and/or Subsidiary as a result of its receipt) or (if less) the amount of such payment and any excess shall be treated in the same manner as in paragraph
     (f) below.

     If any amount is repaid to Seller by Buyer or such Affiliate, Company and/or Subsidiary pursuant to 11.02(e)(ii) above, an amount equal to the amount so repaid shall be deemed never to have been paid by Seller to Buyer for the purposes hereof.

     Without prejudice to the generality of the section, this section shall apply where GN Nettest, Buyer, such Affiliate, Company and/or Subsidiary is entitled to recover from its insurers (in respect of insurance held by the Companies or Subsidiaries effected on or before the Closing Date) any sum in respect of any matter giving rise to a claim under Section 11.02(a) hereof.

     (f) Seller shall have no liability (or such liability shall be reduced) in respect of any claim under Section 11.02(a) or Section 11.02(b):

          (i) if and to the extent that allowance, provision or reserve for or in respect of the liability or other matter giving rise to such claim has been taken into account, in the case of a claim under Section 11.02(a), in the calculation of Final Stockholders Equity and, in the case of a claim under Section 11.02(b), in the calculation of Final Stockholder's Equity solely with respect to PK-US;

          (ii) if and to the extent any liability of any Company or Subsidiary taken into account, in the case of a claim under Section 11.02(a), in the calculation of Final Stockholders Equity and, in the case of a claim under Section 11.02(b), in the calculation of Final Stockholder's Equity solely with respect to PK-US, has been discharged or satisfied for less than the amount so taken into account;

          (iii) if and to the extent any contingency or other matters taken into account, in the case of a claim under Section 11.02(a), in the calculation of

     Final Stockholders Equity and, in the case of a claim under
     Section 11.02(b), in the calculation of Final Stockholder's Equity solely with respect to PK-US, has in the event been over-provided for;

          (iv) if and to the extent that such claim occurs or is increased as a result of any change in legislation (other than any change in Tax law) after the date of this Agreement (or any legislation other than any Tax law not in force at the date of this Agreement) which takes effect retroactively or the change or withdrawal after the date of this Agreement of any standard of accountancy practice or principle;

          (v) if and to the extent such claim would not have arisen but for a change of financial accounting policies, practices, methods or bases of any Company or Subsidiary after the Closing Date; PROVIDED, HOWEVER, that nothing herein shall preclude Buyers from changing such financial accounting policies, practices, methods or bases if such change is in accordance with GAAP principles in existence at the relevant time;

          (vi) if and to the extent that any income, profits or gains, determined in accordance with GAAP principles to which that claim is attributable were actually earned or received by or actually accrued to the relevant Company or Subsidiary but were not taken into account in the calculation of Final Stockholders Equity; and

          (vii) except as provided in Section 11.02(k), if and to the extent such claim arises under Section 11.02(b) hereof and such claim would not have arisen but for either Buyer or PK-US making a Tax Decision following Closing without the advance written consent of Seller (which shall not be unreasonably withheld) that results in any increased Tax liability or reduction of any Tax Asset of Seller or the Seller Group that is attributable to any Pre-Closing Tax Period.

     (g) Nothing in this Section shall derogate from the Buyer's obligation to mitigate any loss which it suffers in consequence of a breach of the Warranties.

     (h) If in respect of any claim under the Warranties or under Section 11.02(b) the liability of Buyers Indemnitee is at the time such claim is notified to Seller contingent only or otherwise not capable of being quantified, then Seller shall not be under any obligation to make any payment to such Buyers Indemnitee in respect of such claim unless and until such time as the contingent liability ceases to be contingent and becomes actual or becomes capable of being quantified (as the case may be).

     (i) No claim whatever on the part of Buyers Indemnitee shall lie in respect of any breach of the Warranties or under Section 11.02(b) if and to the extent that such breach has arisen in respect of any act or omission or transaction or arrangement stipulated to be carried out or omitted pursuant to the terms of this Agreement or carried out at the request of or with the written consent of Buyers before Closing.

     (j) Buyers Indemnitees shall not be entitled to recover damages in respect of any claim for breach of the Warranties or any claim under Section 11.02(b) where to do so would involve recovery for the same amount more than once in respect of the same loss or damage.

     (k) Notwithstanding anything to the contrary in this Agreement, nothing shall preclude Buyers or PK-US from taking any action required by law with respect to any Post-Closing Tax Period, including but not limited to the filing or submission of any Tax return, statement, form or report, nexus questionnaire, business questionnaire or application for qualification to do business a ("TAX STATEMENT") or the payment of any Tax; PROVIDED, HOWEVER, that with respect to each jurisdiction listed on the Jurisdiction Notice (as defined below), Buyers shall notify Seller of the first filing or submission with a Taxing Authority or Secretary of State in such jurisdiction by PK-US or any Affiliate thereof of any Tax Statement that includes an affirmative statement, admission or response that PK-US or the Seller Group either (i) had a taxable nexus with such jurisdiction attributable to a Pre-Closing Tax Period or (ii) otherwise was engaged in or doing business in such jurisdiction in any Pre-Closing Tax Period (a "NEXUS POSITION"). Such notice shall be provided by Buyers to Seller at least 45 days prior to due date of the relevant Tax Statement and such Tax Statement shall not be filed or submitted prior to completion of the dispute resolution procedures set forth
in this Section 11.02(k).   If Seller, within 10 days after receipt of such
notification, notifies Buyers in writing that it disagrees with the Nexus Position and proposes a modification of such Nexus Position, Seller and Buyers shall negotiate in good faith to resolve such dispute. If Buyers and Seller fail to resolve such dispute within 10 days after receipt of Seller's notification, a mutually acceptable tax counsel will determine, at Seller's expense and prior to the due date of the relevant Tax Statement, whether Seller's proposed modification of the Nexus Position is supported by "substantial authority" (within the meaning of Treasury Regulation Section 1.6662-4(d)). If tax counsel determines that Seller's modification is supported by "substantial authority," such Tax Statement shall reflect the modification and Seller shall indemnify and hold Buyers and PK-US harmless from any and all penalties, fines and surcharges (other than interest) incurred as a consequence of the modification to the Tax Statement. For purposes of this Section 11.02(k), "Jurisdiction Notice" shall mean a written notice which shall be provided by Seller to Buyers within 60 days after the Closing Date and which shall set forth the list of states into which PK-US had gross sales in excess of $300,000 for any Tax year ending after March 31, 1992. For purposes of the preceding sentence, gross sales shall be calculated in the same manner as they were calculated in preparing Schedule 11.02(k).

     (l) Seller's maximum liability under Sections 11.02(a) or 11.02(b) or the Tax Deed shall not (x) with respect to environmental matters exceed $6,600,000 and (y) in the aggregate exceed 60% of the purchase price, as adjusted pursuant to Section 2.04. "Environmental matters" shall, for purposes of this paragraph, include any claim arising under Section 3.26 and any other section based on an alleged breach of an Environmental Law.

     (m) GN Nettest and Buyers hereby indemnify Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of (i) any misrepresentation or breach of warranty made by GN Nettest or Buyers pursuant to this Agreement (other than pursuant to Article 8, 9 or the Tax
Deed) or (ii) any breach of any covenant or agreement to be performed by GN Nettest or Buyers pursuant to this Agreement (other than pursuant to Article 9 or the Tax Deed); PROVIDED that (x) GN Nettest and Buyers shall not be liable under clause (i) of this Section 11.02(m) for any subject matter where the amount involved is less than $50,000, and unless the aggregate amount of Damages with respect to all matters referred to in clause (i) of Section 11.02(m) (determined without regard to any materiality qualification contained in any representation or warranty giving rise to the claim for indemnity hereunder) exceeds $1,325,000 and (y) GN Nettest and Buyers' maximum liability under this Section 11.02(m) shall not exceed 60% of the purchase price, as adjusted pursuant to Section 2.04.

     (n) If an indemnification obligation under Section 11.02(a), Section 11.02(b) or Section 11.02(m) arises in respect of an adjustment which makes allowable to any Indemnified Party any deduction, amortization, exclusion from income or other allowance (a "TAX BENEFIT") which would not, but for such adjustment, be allowable, then such the Indemnified Party shall pay to the Indemnifying Party an amount equal to the actual Tax saving produced by such Tax Benefit at the time such Tax saving is realized by such the indemnified party. The amount of any such Tax saving for a Taxable period shall be the amount of the reduction in Taxes payable to a Taxing Authority with respect to such Tax period as compared to the Taxes that would have been payable to a Taxing Authority by such Indemnified Party in the absence of such Tax Benefit, taking into account the effect, if any, of the receipt of the indemnity payment on the MADSP.

     Section 11.3. GENERAL PROCEDURES FOR INDEMNIFICATION. Except as provided in Section 11.04, the party seeking indemnification for Damages under Section 11.02 (the "INDEMNIFIED PARTY") agrees to give notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") within 30 days of the payment of any Loss, the assertion of any claim, or the commencement of any suit, action or proceeding (including any Tax audit) in respect of which indemnity may be sought under this Section (a "CLAIM NOTICE"). The failure to provide such Claim Notice to the

Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced as to the indemnified claim the Indemnifying Party; PROVIDED that after six months have passed since the date notice should have been given, the Indemnifying Party shall have been deemed materially and adversely prejudiced. In the absence of a timely Claim Notice, the Indemnifying Party shall have no obligation to pay any costs of defense. The Indemnifying Party may, at its option, participate in and, except as otherwise provided below, control the defense of any such suit, action or proceeding at its own expense with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any claim, litigation or proceeding in respect of which indemnification may be sought under this Section and to employ counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be borne by the Indemnified Party. The Indemnifying Party shall not be liable under this Section for any settlement or admission of liability effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; PROVIDED that (i) consent of the Indemnifying Party shall not be required with respect to any such settlement or admission of liability unless the Indemnifying Party agrees not to assert that the Damages with respect to which indemnification is sought under this Section is not within the ambit of this Section, and (ii) in any case in which the Indemnifying Party provides such written consent, the Indemnifying Party shall be deemed to have agreed that it will not assert that any Damages with respect to which indemnification is sought under this Section is not within the ambit of this Section. The Indemnifying Party shall not enter into or consent to any settlement with respect to which indemnification is sought under this Section without the prior written consent of the Indemnified Party, unless (i) such settlement involves only the payment of money damages concurrently with such settlement,
(ii) such settlement would not adversely affect the Tax liability of the Indemnified Party or any of its Affiliates, (iii) such settlement does not impose any injunction or other equitable relief upon the Indemnified Party,
(iv) such settlement does not require any admission or acknowledgment of liability or fact of the Indemnified Party and (v) such settlement contains an unconditional release of the Indemnified Party in respect of such claim. On any matter in which consent is required hereunder, such consent shall not be unreasonably withheld or delayed, and except to the extent such settlement materially interferes with the operation of the Business, materially reduces the value of any owned real property or materially adversely affects the Tax liability of the Indemnified Party or any of its Affiliates, if the Indemnified Party refuses to consent to a settlement of a claim which the Indemnifying Party has acknowledged and agreed to pay, any Damages suffered by the Indemnifying Party in excess of the settlement amount shall be the sole responsibility of the Indemnified Party. Notwithstanding anything in this Agreement to the contary, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any claim, litigation or proceeding in respect of which indemnification may be sought under this
Section if (i) such claim, litigation or proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) such claim, litigation or proceeding seeks an injunction or equitable relief against the Indemnified Party, (iii) the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim, litigation or proceeding or (iv) the Indemnifying Party (x) makes a general assignment for the benefit of creditors, (y) commences any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all of any substantial part of its property, or (z) become the subject of any proceeding referred to in clause (x) or (y) which is not dismissed within 60 days of its filing or entry.

     Buyers shall provide and shall cause each Company or Subsidiary to provide to Seller and Seller's professional advisers such information and reasonable access upon reasonable notice to premises and personnel and to any relevant assets, documents and records within their power, possession or control (other than any such documents or records which are privileged or confidential) for the purpose of investigating the indemnity claim and enabling Seller to take such action as referred to below as Seller may reasonably require and shall allow Seller and any advisers to take copies of any relevant documents or records. In respect of any indemnity claim, Buyers and Seller shall in good faith consider entering into a joint defense agreement where appropriate. Buyer shall and shall cause the relevant Company, Subsidiary and/or Affiliate of Buyer to use any reasonable best efforts to take such action and give such information and assistance in order to avoid, dispute, resist, settle, compromise, defend or appeal any indemnity claim in respect thereof or adjudication with respect thereto as Seller may reasonably require.

     Buyers shall give or cause to be given to Seller all such assistance as Seller may reasonably require so that Seller may dispute, resist, appeal, compromise, defend or remedy the indemnity claim or to enforce against any third party the rights of any Company or Subsidiary in relation to the indemnity claim. Seller shall:

     (a) in response to reasonable requests from Buyers from time to time, keep Buyers informed of the progress of the indemnity claim;

     (b) provide Buyers with copies of such documentation relating to the indemnity claim as it may reasonably request, other than documentation which is privileged or confidential; and

     (c) give Buyers such opportunities as it may reasonably request to make representations regarding the conduct of the indemnity claim.

     Notwithstanding the preceding sentence, after assuming the defense of any claim, suit, action or proceeding (including any Tax audit) in respect of which indemnity may be sought under Section 11.02(b), Seller shall thereafter keep Buyers reasonably informed from time to time with respect to such claim, suit, action or proceeding.

     Section 11.4.  SPECIAL PROCEDURES FOR TAX INDEMNIFICATION CLAIMS .
Section 11.03 shall govern indemnification procedures for claims made under
Section 11.02(b), Section 11.02(n) and Section 11.02(m)(ii) except to the extent provided in the Tax Deed or this Section 11.04.

     (a) Upon payment by any Indemnified Party of any Loss (which, solely for purposes of this Section 11.04, includes Damages incurred or suffered by Seller to the extent attributable to a breach of any covenant or agreement pursuant to Article 8), the Indemnifying Party shall discharge its obligation to indemnify the Indemnified Party against such Loss by paying to the Indemnified Party an amount equal to the amount of such Loss; PROVIDED, HOWEVER, that if the Indemnified Party provides the Indemnifying Party with written notice of a Loss at least 15 days prior to the date on which the relevant Loss is required to be paid by any Indemnified Party, the Indemnifying Party shall discharge its obligation to indemnify the Indemnified Party against such Loss by making payments to the relevant Taxing Authority or the Indemnified Party, as directed by the Indemnified Party, in an aggregate amount equal to the amount of such Loss. Any payment pursuant to Section 11.02(b) or Section 11.02(m)(ii) (except to the extent otherwise provided in the Tax Deed) shall be made not later than 15 days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating that any Loss has been incurred by an Indemnified Party and the amount thereof and of the indemnity payment requested. The payment by an Indemnified Party of any Loss shall not relieve the Indemnifying Party of its obligation under Section 11.02(b) or Section 11.02(m)(ii) (except to the extent otherwise provided in the Tax Deed).

     (b) If the Indemnifying Party does not notify the Indemnified Party in writing that it elects to assume the defense of a suit, action or proceeding (including a Tax audit) that it is entitled to assume pursuant to Section
11.03 and Section 11.04(c) within 15 days of receiving written notice from the Indemnified Party, the Indemnified Party may, in its absolute discretion, assume the defense of such suit, action or proceeding (including a Tax audit) and, if so, will conduct such defense in accordance with Section 11.03 and 11.04(a).

     (c) With respect to claims that relate to Taxes described in Section 11.02(c), the party entitled to assume the defense of such claim shall be the party that would bear the greater portion of the Tax liability asserted by any Taxing Authority, determined pursuant to the allocation method proscribed under Section 11.02(c).

     (d)  Any claim of any Buyers Indemnitee (other than Buyers) under this

Section may be made and enforced by Buyers on behalf of such Buyers
Indemnitee.

     Section 11.5. PURCHASE PRICE ADJUSTMENT AND INTEREST. Any amount paid by Seller or Buyers under Article 11 will be treated as an adjustment to the Modified Aggregate Deemed Sales Price unless a Final Determination causes any such amount not to constitute an adjustment to the Modified Aggregate Deemed Sales Price for Federal Tax purposes. In the event of such a Final Determination, Buyers or Seller, as the case may be, shall pay a gross-up amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of deductions available for interest paid or accrued and for Taxes such as state and local income Taxes; PROVIDED, that Buyers shall be required to pay to Seller only the excess of the amount so calculated over the additional Tax or Taxes that would have been imposed on any member of the Seller Group if such payment had been treated as an adjustment to the Purchase Price. Any payment required to be made by Buyers or Seller under Article 11 that is not made when due shall bear interest at Prime Rate for each day until paid. "FINAL DETERMINATION" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by such Buyers Indemnitee with respect to any item disallowed or adjusted by a Taxing Authority.

     Section 11.6. NO RIGHTS OF RESCISSION. No rights of rescission shall be available to Buyers after Closing whether by reason of any breach of the Warranties or otherwise.


                                     ARTICLE 12

                                    Termination

     Section 12.1. TERMINATION. This Agreement shall terminate immediately if the expiration or termination of the HSR waiting period applicable to the sale of the Shares pursuant to this Agreement shall not have occurred on or before July 18, 1999. If this Agreement is so terminated, such termination shall be without liability of any party hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party). The provisions of Sections 6.01, 13.03, 13.06, 13.07 and 13.08 shall survive the termination of this Agreement pursuant to this Section.

                                     ARTICLE 13

                                   Miscellaneous

     Section 13.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to GN Nettest or Buyers, to:

                                                  GN Nettest A/S
                                                  Kirkebjerg Alle 90
                                                  DK-2605 Brondby, Denmark
                                                  Attention: Jens Maaloe
                                                  Fax: 45-72-112-250

                                                  with a copy to:

                                                  GN Great Nordic A/S
                                                  Kongens Nytorv 26
                                                  DK-1016 Copenhagen K
                                                  Attention: General Counsel
                                                  Fax: 45-72-111-849

                                                  and

                                                  Davis Polk & Wardwell
                                                  450 Lexington Avenue
                                                  New York, New York 10017
                                                  Attention: John A. Bick
                                                  Fax:  (212) 450-4800

                          if to Seller, to:

                                                  IFR Systems, Inc.
                                                  10200 West York Street
                                                  Wichita, Kansas 67215
                                                  Attention: Jeff Bloomer
                                                  Fax: (316) 522-3022

                                                  with a copy to:

                                                  Foulston & Siefkin L.L.P.

                                                  100 N. Broadway
                                                  Suite 700
                                                  Wichita, Kansas 67202
                                                  Attention: Harvey R. Sorensen
                                                  Fax: (316) 267-6345

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 13.2. AMENDMENTS AND WAIVERS. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 13.3. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 13.4. CURRENCIES. For the purpose of this Agreement, $1 shall equal L0.62 with respect to contracts, claims and other matters in respect of the UK Companies.

     Section 13.5. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyers may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve any Buyer of its obligations hereunder.

     Section 13.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 13.7. DISPUTE RESOLUTION. The parties hereto agree that any dispute between the parties arising out of or in connection with this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby (other than a dispute referred to PWC relating to Buyers' calculation of Closing Stockholder's Equity pursuant to Section 2.03(c)) shall be submitted to arbitration. The parties shall negotiate in good faith and use all reasonable efforts to agree upon a resolution of any dispute after receipt of written notice of such dispute from a party. If the parties cannot agree on an amicable settlement within 30 days from written submission of the matter by one party to the other party, the matter shall be submitted to arbitration. The party invoking arbitration shall select one arbitrator, the other party shall appoint one arbitrator, and the two arbitrators so appointed shall select a third arbitrator. In the event such arbitrators cannot agree upon a third arbitrator, a third arbitrator shall be selected in accordance with the rules as then in effect of the American Arbitration Association. The decision of two of the three arbitrators so appointed as to the validity of any claim shall be conclusive and binding upon the parties to this Agreement; PROVIDED that the final report of PWC on any disputed items of Closing Stockholder's Equity pursuant to Section 2.03(c) shall be binding upon such arbitrators. Any such arbitration shall be held in Chicago, Illinois under the rules to be mutually agreed upon by the arbitrators selected by the parties or, if no such agreement can be reached, under the rules as then in effect of the American Arbitration Association. The official language of any such arbitration will be English. Each party to any such arbitration shall pay its own expenses; PROVIDED that the fees, costs and expenses of the third arbitrator shall be borne equally by the parties. Judgement upon the award of such arbitration may be entered by any court having jurisdiction. Notwithstanding the foregoing, any party shall be free to seek equitable relief in any court having jurisdiction to enjoin an anticipated or continuing breach of this Agreement or the Escrow Agreement, on a temporary or preliminary basis pending a determination of the relevant dispute by the arbitrators, or on a permanent basis following the determination by the arbitrators that a breach has been committed. Notwithstanding anything to the contrary in this Section 13.07, any arbitration involving a disputes arising under Article 8 and not resolved by mutual agreement as stated therein shall be resolved by the Accounting Referee within 30 days of having the dispute referred to it pursuant to such procedures as it may require.

     Section 13.8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 13.9. COUNTERPARTS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 13.10. ENTIRE AGREEMENT. This Agreement and the Escrow Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and, except to the extent incorporated herein in Section 6.01, supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. The representations and warranties of the parties contained herein supercede and exclude any and all other warranties or representations expressed or implied during the course of negotiations and dealings of the parties.

     Section 13.11. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

                                             IFR SYSTEMS, INC.


                                             By:
                                                  Name:
                                                  Title:


                                             By:
                                                  Name:
                                                  Title:


                                             GN NETTEST (NEW YORK) INC.


                                             By:
                                                  Name:
                                                  Title:


                                             GN GREAT BRITAIN LIMITED


                                             By:
                                                  Name:
                                                  Title:

                                             GN NETTEST A/S


                                             By:
                                                  Name:
                                                  Title:

                                                                EXHIBIT A


                                       TAX DEED

                                SCHEDULE 2.03(a)(i)

                         PURCHASE PRICE ADJUSTMENT EXAMPLE



USD 1,000                                        End Nov-98       End Apr-99        Delta
-----------------------------------------------------------------------------------------
Assets                                             30,476           28,816          (1,660)
Costs in excess of net assets                      (8,250)          (7,541)            709
Deferred US income taxes -- PK-US                    (954)            (960)             (6)
Deferred UK income taxes -- PK-UK                       0                0               0
Deferred UK income taxes -- YSL                         0                0               0

Total adjusted assets (A)                          21,272           20,315            (957)

Total current liabilities                          14,379           13,535            (844)

Advances due to affiliates                         (5,761)          (9,666)         (3,905)
Accounts payable - interco                         (5,097)               0           5,097
Accounts receivable - interco                         348              242            (106)
Deferred US income taxes -- PK-US                     (26)             (59)            (33)
Deferred UK income taxes -- PK-UK                    (114)            (138)            (24)
Deferred UK income taxes -- YSL                         0                0               0
Federal US income taxes -- PK-US                     (337)            (310)             27
Federal UK income taxes -- PK-UK                      (40)              20              60
Federal UK income taxes -- YSL                        164                0            (164)
                                                --------------------------------------------

Adjusted current liabilities (B)                    3,516            3,642             108

50% of translation adjustment (C)                                      148
Adjustment in respect of 11/30/98 cash (D)             --              820
--------------------------------------------------------------------------------------------
Base Stockholder's Equity (A-B+C)                  17,756           17,659
Closing Stockholder's Equity (A-B+C+D)
Purchase Price Adjustment                                                              (97)(1)
--------------------------------------------------------------------------------------------

NOTES:
     1. A negative delta results in a reduction of the purchase price. A positive delta results in an increase of the purchase price.

                                SCHEDULE 2.03(a)(ii)

                  OTM DIVISION ACCOUNTING METHODS AND CONVENTIONS



      ACCOUNT AREA          PK-US ACCOUNTING METHODS          PK-UK AND YSL
                                AND CONVENTIONS             ACCOUNTING METHODS
                                                              AND CONVENTIONS

 Revenue recognition      Product revenue is                 Product revenue is
                          recognized at the time of          recognized at the time
                          shipment. Revenue for              of shipment. Revenue
                          service contracts is               for service contracts
                          recognized over the life of        is recognized over the
                          the contract. No provision         life of the contract.
                          of installation costs is           A provision amounting
                          recorded                           to 6% of sales is
                                                             recorded for
                                                             installation costs at
                                                             PK-UK.  No provision is
                                                             recorded at York

 Accounts receivable      General reserve based on           General reserve based
 reserve                  management estimate                on management estimate

 Inventory                Inventory is recorded at           Inventory is recorded
                          the lower of cost or market        at the lower of cost or
                          according to FIFO price.           market according to
                          WIP is accounted for at            FIFO price. WIP is
                          standard cost                      accounted for at
                                                             standard cost

 Inventory reserve        100% reserve for obsolete          Materials that have not
                          (discontinued) parts and           been used in the last 9
                          products. No reserve for           months are fully
                          excess or slow moving              reserved with specific
                          inventory                          reserves established
                                                             for obsolete products,
                                                             which have been used in
                                                             the last 9 months.
                                                             Specific reserves are
                                                             established for
                                                             finished goods when
                                                             considered necessary

 Demonstration            Demo inventory is recorded         Demo inventory is
 inventory                at cost and is not                 recorded at cost and is
                          depreciated                        not depreciated


 Property, plant &        PP&E is stated at cost with        PP&E is stated at cost
 equipment                the straight-line                  with the straight-line
                          depreciation method                depreciation method
                          principally used; machines         principally used;
                          are depreciated over 5             machines are
                          years; computer equipment          depreciated over 5
                          depreciated over 3 years;          years computer
                          leasehold improvements             equipment depreciated
                          amortized over the life of         over 3 years, leasehold
                          the lease                          improvements amortized
                                                             over the life of the
                                                             lease

 Goodwill                 Goodwill amortized over 20         Goodwill amortized over
                          years, Patents and other           10 to 20 years
                          intangibles amortized over
                          5 years

 Warranty reserve         Warranty reserve modified          Warranty reserve
                          by management as deemed            modified by management
                          necessary                          as deemed necessary

                                 SCHEDULE 5.04(a)(i)

                  PARAMETERS MEASURED BY PKT EQUIPMENT OR EQUIPMENT
                       UNDER DEVELOPMENT OR UNDER CONSIDERATION

POLARIZATION MEASUREMENTS IN OPTICAL FIBER AND OPTICAL FIBER COMPONENTS,*
INCLUDING:
Birefringence
Polarization Extinction Ratio
Polarization Beat Length
Polarization Dependant Loss
Polarization Mode Coupling

DISPERSION MEASUREMENTS IN OPTICAL FIBER AND OPTICAL FIBER COMPONENTS,
INCLUDING:
Modal Dispersion
Polarization Mode Dispersion
Waveguide Dispersion
Chromatic Dispersion
Non-linear Chromatic Dispersion
Non-Linear Polarization Mode Dispersion
Differential Mode Delay

PHYSICAL AND WAVEGUIDE GEOMETRY MEASUREMENTS AND ESTIMATION+ IN OPTICAL FIBER AND PREFORMS, INCLUDING:
Fiber Diameter
Core Diameter
Fiber Circularity
Core Circularity
Numerical Aperture
Mode Field Diameter
Effective Area
Core/Cladding Concentricity
Mode Field Non-Circularity
Mode Field/Cladding Concentricity
Primary and Secondary Coating Geometry including diameter, circularity and concentricity
Fiber Curl
Far Field Distribution Characterization
Near Field Distribution Characterization
Optical Length

BULK TRANSMISSION IN OPTICAL FIBER AND OPTICAL FIBER COMPONENTS, INCLUDING:
Spectral Attenuation (including excess loss, coupling ratios, etc., in couplers)

Differential Mode Attenuation
Mode Transmission Matrices
Cutoff Wavelength
Time of Flight

DISTRIBUTED++ MEASUREMENTS AND DISTRIBUTED PARAMETER ESTIMATION IN OPTICAL FIBER, INCLUDING:
Rayleigh Backscatter
Brillouin Backscatter
Raman Backscatter
Spectral Attenuation
Cutoff Wavelength
Chromatic Dispersion
Strain
Temperature
Pressure

REFRACTIVE INDEX MEASUREMENTS IN OPTICAL FIBER AND PREFORMS, INCLUDING:
Refractive Index Profile (including coated optical fiber)
Deflections Functions

ESTIMATION OF OPTICAL PROPERTIES FROM REFRACTIVE INDEX PROFILE OR COMBINATION OF REFRACTIVE INDEX PROFILES IN OPTICAL FIBER AND PREFORMS, INCLUDING:
Chromatic Dispersion
Birefringence
Spectral Attenuation
Mode Field Diameter
Numerical Aperture
Cutoff Wavelength
Modal Dispersion
Waveguide Dispersion

POINT DEFECT MEASUREMENT IN OPTICAL FIBER FROM REFLECTED SIGNALS, INCLUDING:
Backscatter Loss
Point Defect or Splice Loss
Point Reflectance
Optical Return Loss

MEASUREMENT OF OPTICAL SPECTRUM
Spectrum analysis of DWDM signals in optical fibers and optical communication equipment in the range 500 nm to 1700 nm.

-------------------
*Component means any device with optical fiber pigtails, whether or not that device is made entirely of fiber, or fiber and other optical or electronic components.

+Estimation means modeling or prediction from analytical or ad-hoc mathematical algorithms and formulae.

++Distributed means measurement of a parameter as a function of longitudinal position within an optical fiber.

                                    SCHEDULE 7.04

                                  INCENTIVE PAYMENTS


Blaskowsky, David
Smith, Charles
Sladen, Francis
Shinn, Garland
Shaar, Casey
Stowe, Stephanie
Hill, Warren
Miller, Ilene
Kramer, Josh
Coates, David

                                  SCHEDULE 9.02(ss)
                      TRANSACTIONS BETWEEN PERSONS UNDER CONTROL

     The Revenue asked for details about the company's transfer pricing policy when the accounts for the year ending 30.6.96 were submitted. The company explained how the transfer pricing strategy was arrived at and the company's Inspector of Taxes has since raised no query.

                                ESCROW AGREEMENT

         ESCROW AGREEMENT, made and entered into as of the 28th day of June 1999, among IFR SYSTEMS, INC., a Delaware corporation (the "SELLER"), GN NETTEST (NEW YORK) INC., a New York corporation ("GN-US"), GN GREAT BRITAIN LIMITED, a UK company ("GN-UK" and, together with "GN-US", the "BUYERS"), and THE FIRST NATIONAL BANK OF CHICAGO, as Escrow Agent ("ESCROW AGENT").

         WHEREAS, Seller has entered into a Stock Purchase Agreement dated as of June 28, 1999 (the "STOCK PURCHASE AGREEMENT") with the Buyers for the sale by Seller and purchase by the Buyers 1,000 shares of common stock, no par value per share, of PK Technology, Inc., an Oregon corporation (the "US SHARES"), and 875,000 ordinary shares, nominal value L1 per share, of PK Technology Limited, a UK company (the "UK SHARES", and collectively with the US Shares, the "SHARES") upon the terms and subject to the conditions set forth in the Stock Purchase Agreement; and

         WHEREAS, Seller has agreed to place in escrow the Shares to be purchased by Buyers, and Buyers have agreed to place in escrow the purchase price for such Shares; and

         WHEREAS, the Escrow Agent is willing to act as escrow agent on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuation consideration, the receipt and adequacy of which are hereby acknowledged, Seller, Purchaser and the Escrow Agent agree as follows:

           1. DESIGNATION OF ESCROW AGENT AND AMOUNT OF ESCROW FUND. The Escrow Agent is hereby appointed escrow agent to hold and dispose of the escrow funds and escrow shares provided for herein, in accordance with the terms and conditions set forth in this Agreement, and the Escrow Agent accepts such designation and agrees to hold and dispose of such escrow funds and escrow shares in accordance with the provisions of this Agreement. Contemporaneously with the execution of this Agreement, Seller will deposit with the Escrow Agent certificates representing the number of Shares purchased by Buyers pursuant to the Stock Purchase Agreement, together with an assignment in blank (such certificates and assignment are collectively referred to herein as the "ESCROW SHARES"); and GN-US will deposit with the Escrow Agent $32,875,000 in respect of the US Shares and the US Noncompete Consideration, and GN-UK will deposit with the Escrow Agent $10,125,000 in respect of the UK Shares and the UK

Noncompete Consideration, totalling in the aggregate the cash purchase price of $43,000,000 (the "ESCROW FUND"). The Escrow Agent hereby acknowledges receipt of the Escrow Shares and Escrow Fund.

           2.   INVESTMENT AUTHORITY.

                  (a) Subject to the provisions of this Section 2 and Section 3 of this Agreement, the Escrow Agent shall hold and invest the Escrow Fund during the term of this Agreement in the One Group U.S. Government Securities Cash Management Fund, or the One Group Treasury Prime Cash Management Fund, including any successor or similar fund, to any such fund. The Escrow Agent shall treat the Escrow Fund as a trust fund in accordance with the terms hereof.

                  (b) With respect to the initial investment made hereunder, if the initial deposit is received by the Escrow Agent by 2:00 p.m., New York City time, the Escrow Agent shall invest the Escrow Fund in an overnight repurchase agreement secured by delivered United States Treasury Securities or such alternate investment as may be selected by the Seller and the Buyers in writing. If the initial deposit is received by the Escrow Agent after 2:00 p.m., New York City time, the Escrow Agent shall have no responsibility to invest the Escrow Fund until the next business day.

                  (c) With respect to any subsequent investment of the Escrow Fund hereunder, upon the maturity of any investment, the Escrow Agent shall invest the Escrow Fund in overnight repurchase agreements, the One Group U.S. Government Securities Cash Management Fund, or the One Group Treasury Prime Cash Management Fund, including any successor or similar fund or, if it shall have received written directions to the contrary from the Seller and the Buyers, at least one business day prior to the maturity of any existing investment, specifying a different form of investment then in accordance with such written directions.

                  (d) Any liquidation of any investment made hereunder prior to its maturity shall be executed by the Escrow Agent only in accordance with the written instructions of the Seller and the Buyers.

                  (e) Any income received by the Escrow Agent in respect of the Escrow Fund shall be deposited into and become a part of the Escrow Fund and shall be distributed by the Escrow Agent from the Escrow Fund in accordance with the terms of this Agreement.

           3.   ESCROW FUND DISBURSEMENT PROCEDURES.

                  (a) Upon receipt by the Escrow Agent of the documentation referred to in paragraph (b) below, the Escrow Agent shall distribute to Seller in accordance with instructions from Seller that portion of the Escrow Fund equal to the initial deposit in the Escrow Fund made pursuant to Section 1 hereof, plus all income generated by investment of the Escrow Fund pursuant to Section 2 hereof, less any and all fees and expenses due and payable to Escrow Agent; PROVIDED that if the expiration or termination of the waiting period referred to in paragraph (b) below shall not have occurred on or before July 18, 1999, the Escrow Agent shall promptly return to Buyers the Escrow Fund, including all income generated by investment thereof pursuant to
         Section 2 hereof, less any and all fees and expenses due and payable to Escrow Agent, and shall promptly return to Seller the Escrow Shares in accordance with instructions from Buyers and Seller, respectively.

                  (b) The Escrow Agent shall distribute the Escrow Fund as provided by paragraph (a) above promptly following receipt by the Escrow Agent from Seller and Buyers of a certificate (the "HSR CERTIFICATE") of an officer of each of Seller and Buyers to the effect that either: (i) the waiting period, and any extension thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, applicable to the sale of the Escrow Shares pursuant to the Stock Purchase Agreement shall have expired or shall have been terminated without challenge by the United States Department of Justice or the Federal Trade Commission, or (ii) Seller or Buyers has received from the Federal Trade Commission a letter stating that such waiting period and any extension thereof has been terminated and attaching to such certificate a true and correct copy of the letter so received from the Federal Trade Commission.

                  (c) Upon distribution of the Escrow Fund pursuant to this
         Section 3, the escrow created hereunder shall terminate.

           4.   ESCROW SHARE DISBURSEMENT PROCEDURES

                  (a) If, together with or prior to delivery to the Escrow Agent of the HSR Certficate, Buyers deliver a written notice to the Escrow Agent that Buyers are satisfied that they have received all required German antitrust approvals from the Federal Cartel Office (the "GERMAN CERTIFICATE"), the Escrow Agent shall distribute the Escrow Shares to Buyers promptly following the receipt by the Escrow Agent of each such certificate. Upon the distribution of the Escrow Shares pursuant to this Section 4(a), this Agreement and the escrow created hereunder shall terminate.

                  (b) If Buyers have not delivered the German Certificate to the Escrow Agent prior to or together with the delivery of the HSR Certificate, this Agreement and the escrow created hereunder shall terminate. Upon such termination, the Escrow Shares shall be placed into a new and separate escrow (as to which Seller will not be a party) as determined by Buyers in compliance with applicable German antitrust law pursuant to a separate escrow agreement between Buyers and The First National Bank of Chicago, as escrow agent thereunder pursuant to the terms and conditions in such separate escrow agreement.

           5. ESCROW AGENT'S DISCLAIMERS. The obligations of the Escrow Agent under this Agreement are subject to the following terms and conditions:

                  (a) The Escrow Agent is not a party to and is not bound by any agreement among Seller, Buyers and the Escrow Agent, other than as expressly set forth in this Agreement. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

                  (b) The Escrow Agent acts hereunder as a depository only and is not responsible for any liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any funds, documents or other materials deposited with it. The Escrow Agent shall be, and hereby is, jointly and severally indemnified and saved harmless by the parties hereto from all losses, costs, and expenses, including attorney fees which may be incurred by it as a result of its acceptance of the Escrow Fund or arising from the performance of its duties hereunder, unless the Escrow Agent shall have been adjudged to have acted in bad faith or to have been grossly negligent. To the extent that the Escrow Agent delivers any shares, funds or documents in accordance with the instructions contained in this Agreement, the party requesting such payment or delivery or such action shall indemnify and hold harmless the Escrow Agent from and against any loss, liability, claims or demand arising out of or in connection with such delivery, payment or action. The Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it with respect to the subject matter of this Agreement unless it is requested to do so by one of the parties and is indemnified by such requesting party to the Escrow Agent's satisfaction against the cost and expenses including attorney's fees of such defense, unless arising from the Escrow Agent's bad faith or willful misconduct. The Escrow Agent shall not be required to institute legal proceedings of any kind. The Escrow Agent shall not be required to perform any acts which will violate any law or applicable rules of any governmental agency. Such indemnification, as described above, shall survive its resignation or removal, or the termination of this Agreement until extinguished by any applicable statute of limitations.

                 The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action. In the event any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder, be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same.

                  (c) The Escrow Agent shall not in any way be bound or affected by any notice of modification or cancellation of this Agreement unless in writing signed by Seller and Buyers, nor shall the Escrow Agent be bound by any modification hereof unless the same shall be reasonably satisfactory to it. The Escrow Agent shall be entitled to rely upon any notice, certifications, demand or other writing delivered to it hereunder by Seller or Buyers without being required to determine the authenticity or the correctness or any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment.

                  (d) The Escrow Agent may act in reliance upon any signature reasonably believed by it to be genuine, and may assume that any person purporting to give any notice or receipt, or make any statements, in connection with the provisions hereof has been duly authorized to do so. Buyers and Seller shall each execute a certificate of incumbency substantially in the form of Exhibit A for the purpose of establishing the identity of the representatives of each entitled to issue instructions or directions to the Escrow Agent on behalf of such.

                  (e) The Escrow Agent may act relative hereto in reliance upon advice of counsel in reference to any matter connected herewith, and shall not be liable for any mistake of fact or error of judgment, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

           6. RESIGNATION OF ESCROW AGENT. The Escrow Agent may resign and be discharged of its duties as Escrow Agent hereunder upon thirty days' written notice to Seller and Buyers. Such resignation shall take effect thirty days after the giving of such notice, or upon receipt by the Escrow Agent of an instrument of acceptance executed by a successor escrow agent and upon delivery by the Escrow Agent to such successor of the Escrow Fund and the Escrow Shares.

           7. ESCROW AGENT'S FEE. The Escrow Agent shall be entitled to reasonable compensation for its services, hereunder as per Exhibit B, which is attached hereto and made a part hereof, to be paid 50% by Seller and 50% by Buyers. The Escrow Agent is hereby granted a lien on the Escrow Fund and the Escrow Shares to protect, indemnify and reimburse itself for all fees, costs, expenses and liabilities arising out of this Agreement and the performance of its duties hereunder.

           8. NOTICE. Any notice, direction, request, instruction, legal process or other instruments to be given or served hereunder by any party to another shall be in writing, shall be delivered personally or sent by certified mail or overnight courier, return receipt requested, to the respective party or parties at the following addresses, and shall be deemed to have been given when received.

         If to Seller:

         IFR Systems, Inc.
         10200 West York Street
         Wichita, Kansas 67215
         Attention: Jeff Bloomer
         Fax: (316) 522-3022

         with a copy to:

         Foulston & Siefkin, LLP
         100 N. Broadway
         Suite 700
         Wichita, Kansas 67202
         Attention: Harvey R. Sorensen
         Fax: (316) 267-6345

         If to Buyers:

         GN Nettest A/S
         Kirkebjerg Alle 90
         DK-2605 Brondby, Denmark
         Attention: Jens Maaloe
         Fax: 45-72-112-250

         with a copy to:

         GN Great Nordic A/S
         Kongens Nytorv 26
         DK-1016 Copenhagen K
         Attention: General Counsel
         Fax: 45-72-111-849

         and

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York 10017
         Attention: John A. Bick
         Fax: (212) 450-4800

         If to the Escrow Agent:

         The First National Bank of Chicago
         One First National Plaza-Mail Code IL-0126
         Chicago, Illinois 60670-0126
         Attention:  Corporate Trust Administration
                     Brenda Cosey
         Fax: (312) 407-8929

         Any party may change its address by written notice to each of the other parties.

         9. GOVERNING LAW. This agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware and shall be binding on the successors and assigns of the parties hereto.

         IN WITNESS WHEREOF, Seller, Buyers and the Escrow Agent have executed this Agreement as of the date set forth in the first paragraph.

                                         IFR SYSTEMS, INC.


                                         By:   _______________________________
                                               Name:
                                               Title:


                                         By:   _______________________________
                                               Name:
                                               Title:

                                         GN NETTEST (NEW YORK) INC.


                                         By:   _______________________________
                                               Name:
                                               Title:

                                         GN GREAT BRITAIN LIMITED


                                         By:   _______________________________
                                               Name:
                                               Title:

                                         THE FIRST NATIONAL BANK
                                         OF CHICAGO, as Escrow Agent


                                         By:   _______________________________
                                               Name:
                                               Title: